Confidential

Limited Liability Company Operating Agreement

of

CIBOLA RESOURCES LLC

A Delaware Limited Liability Company

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

CIBOLA RESOURCES LLC (the "Company")

          This Limited Liability Company Operating Agreement (this "Agreement" or this "LLC Operating Agreement") is made as of April 26, 2007 (the "Effective Date"), by and between Neutron Energy, Inc., a Wyoming corporation ("NEI"), the address of which is 5320 N. 16th Street, Suite 114, Phoenix Arizona 85016-3421, and Uranium Energy Corporation, a Nevada corporation ("UEC"), the address of which is 6100 Indian School Road, N.E., Suite 225, Albuquerque, New Mexico 87110.

RECITALS

                    A.          NEI leases certain Properties in Cibola County, New Mexico, which Properties (1) as of the Effective Date are described in Exhibit A and (2) are defined in Exhibit D.

                    B.          UEC wishes to participate with NEI in the exploration, evaluation and, if justified, the development and mining of mineral resources within the Properties.

                    C.          NEI and UEC wish to form and operate a limited liability company under the Delaware Limited Liability Company Act, 6 Del.C. Section 18-101 et seq. (as amended from time-to-time heretofore and hereafter, the "Act"), to hold the Properties and to conduct the operations contemplated by Recital B.

                    D.          The affairs of the limited liability company shall be governed by this LLC Operating Agreement and by the LLC Members' Agreement, by and between NEI and UEC, made as of the Effective Date (the "LLC Members' Agreement"). All references in this LLC Operating Agreement to "Agreement" shall refer to both the LLC Members' Agreement and this LLC Operating Agreement unless the context requires otherwise.

NOW THEREFORE, in consideration of the covenants and conditions in the Agreement, NEI and UEC agree as follows:

ARTICLE I
DEFINITIONS AND CROSS-REFERENCES

                              1.1          Definitions. Terms defined in Exhibit D and elsewhere herein shall have the defined meaning wherever used in the Agreement.

                              1.2          Cross References. Unless otherwise indicated, references in this LLC Operating Agreement to "Exhibits" are to Exhibits to this LLC Operating Agreement. References in this LLC Operating Agreement to "Articles," "Sections" and "Subsections" are to Articles, Sections and Subsections of this LLC Operating Agreement. References herein to "Paragraphs" and "Subparagraphs" are to Paragraphs and Subparagraphs of such Exhibits.

ARTICLE II
NAME, PURPOSES, AND TERM

                              2.1          Formation. The Company has been duly organized as a Delaware limited liability company pursuant to the Act, this Agreement, and the LLC Members' Agreement by the filing of its Certificate of Formation in the Office of the Secretary of State of Delaware, effective as of the date of such filing.

                              2.2          Name. The name of the Company is "Cibola Resources LLC."

                              2.3          Purposes. The Company is formed for the following purposes and for no others, and shall serve as the exclusive means by which each of the Members accomplishes such purposes:

                              (a)          to conduct Exploration within the Area of Interest,

                              (b)          to acquire additional real property and other interests within the Area of Interest,

                              (c)          to evaluate the possible Development and Mining of the Properties, and, if justified, to engage in Development and Mining,

                              (d)          to conduct Operations on the Properties,

                              (e)          to market Products,

                              (f)          to complete and satisfy Environmental Compliance obligations and Continuing Obligations affecting the Properties, and

                              (g)          to perform any other activity necessary, appropriate or incidental to or in connection with any of the foregoing.

                              2.4          Purposes Limited. Unless the Members otherwise agree in writing, the Business of the Company shall be limited to the purposes described in Section 2.3 and nothing in the Agreement shall be construed to enlarge such purposes.

                              2.5          Environmental Liabilities, Environmental Compliance and Continuing Obligations. The Company shall assume from the Members, severally and collectively, and be responsible for all Environmental Liabilities, Environmental Compliance and Continuing Obligations relating to the Properties and accruing after the Effective Date of the Mining Lease ("Mining Lease" is defined in Section 2.6), including but not limited to any obligations of any Member or all Members to reclaim the Properties and all applicable permit and closure requirements. Neither the Company nor any Member assumes any liability accruing before such Effective Date and asserted by or against any person or entity under any Environmental Laws relating either to the St. Anthony pits in Sections 19 and 30, Township 11 North, Range 4 West, or to any other matter.

                              2.6          Term. The term of the Company shall begin on the Effective Date and, unless the Company is sooner terminated pursuant to the Agreement, continue for so long thereafter as the Mining Lease and Agreement (the "Mining Lease"), effective as of April 6, 2007, by and between La Merced del Pueblo de Cebolleta ("CLG"), as Lessor, and NEI, as Lessee, as the Mining Lease may hereafter from time to time be amended, remains in effect, and thereafter until mining has permanently ceased on the Properties and any additional properties ("Additional Properties") acquired by the Company, all materials, supplies, equipment and infrastructure of the Company have been salvaged and disposed of, and any required Environmental Compliance on the Properties and any Additional Properties has been completed and accepted.

                              2.7          Registered Agent; Offices. The Company's registered agent in Delaware shall be National Registered Agents, Inc. or such other person or entity as the Manager may select from time to time in compliance with the Act. The registered office of the Company in Delaware shall be located at 160 Greentree Drive, Suite 101, Dover, Delaware 19905 or at such other place within Delaware as the Manager shall select. The principal office of the Company shall be located at 5320 N. 16th Street, Suite 114, Phoenix, Arizona 85016-3421 or at such other place as the Manager shall select.

ARTICLE III
CONTRIBUTIONS BY MEMBERS

                              3.1          Members' Initial Contributions.

                    (a)                    NEI has (i) contributed the Mining Lease to the capital of the Company and (ii) paid to CLG the sum of Twenty Thousand Dollars ($20,000) pursuant to the Letter Agreement (the "Letter Agreement"), by and between NEI and CLG, which was executed by CLG on January 27, 2007. UEC has reimbursed to NEI Nine Thousand Eight Hundred Dollars ($9,800), which was credited to UEC's Equity Account. The balance of Ten Thousand Two Hundred Dollars ($10,200) was credited to NEI's Equity Account.

                    (b)                    Pursuant to the Letter Agreement, NEI paid CLG an additional Three Hundred Eighty Thousand Dollars ($380,000) upon approval of the Mining Lease by a judge (the "Judge") of the New Mexico District Court for the Thirteenth Judicial District in Cibola County. UEC has reimbursed NEI for One Hundred Eighty Six Thousand Two Hundred Dollars ($186,200) of this amount. As a result of the transactions described in this Section 3.1 (b), an additional One Hundred Ninety Three Thousand Eight Hundred Dollars ($193,800) shall be credited to NEI's Equity Account and an additional One Hundred Eighty Six Thousand Two Hundred Dollars ($186,200) shall be credited to UEC's Equity Account.

                    (c)                    Pursuant to the Letter Agreement and the Mining Lease, NEI paid CLG an Initial Cash Payment of Two Million Six Hundred Thousand Dollars ($2,600,000) upon the approval of the Mining Lease by the Judge. UEC has reimbursed NEI for One Million Two Hundred Seventy Four Thousand Dollars ($1,274,000) of this amount. As a result of the transactions described in this Section 3.1(c), an additional One Million Three Hundred Twenty Six Thousand ($1,326,000) shall be credited to NEI's Equity Account and an additional One Million Two Hundred Seventy Four Thousand Dollars ($1,274,000) shall be credited to UEC's Equity Account.

                    (d)                    Each of NEI and UEC made certain expenditures, primarily for acquiring the Mining Lease and title work relating to the Properties, prior to the Effective Date. Each Member shall promptly deliver to the Company an itemized written list of such expenditures and the Company shall promptly reimburse each Member for the amount of such expenditures made by such Member. NEI shall promptly contribute to the capital of the Company fifty one percent (51%) of the aggregate amount reimbursed by the Company pursuant to this Section 3.1(d) and UEC shall promptly contribute to the capital of the Company forty nine percent (49%) of the aggregate amount reimbursed by the Company pursuant to this Section 3.1(d). The respective amounts contributed by NEI and by UEC pursuant to this Section 3.1(d) shall be credited to their respective Equity Accounts. Each Member shall be responsible for its own expenditures, including but not limited to attorney fees, incurred in negotiating and preparing the Agreement.

                    (e)                    Within fifteen (15) days after the date the Agreement has been executed by both NEI and UEC, NEI shall contribute Fifty One Thousand Dollars ($51,000) to the Company for working capital and UEC shall contribute Forty Nine Thousand Dollars ($49,000) to the Company for working capital. Upon such contributions, the respective amounts contributed by NEI any by UEC pursuant to this Section 3.1(e) shall be credited to their respective Equity Accounts.

                              3.2          Record Title. Title to the Assets shall be held by the Company. Effective as of the Effective Date, NEI shall assign the Mining Lease to the Company on the form of assignment attached hereto as Exhibit I.

ARTICLE IV
INTERESTS OF MEMBERS

                              4.1          Initial Ownership Interests. The Members shall have the following respective initial Ownership Interests:

                              NEI     -     51%
                              UEC    -     49%.

                              4.2          Changes in Ownership Interests. The Ownership Interests shall be eliminated or changed as follows:

                              (a)          Upon resignation or deemed resignation of a Member as provided in Section 4.4 and Article XIV;

                              (b)          Upon an election by a Member pursuant to Section 10.5 to contribute to an adopted Program and Budget either (i) nothing or (ii) less than the percentage equal to its Ownership Interest;

                              (c)          In the event of default by a Member in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Member to invoke any of the remedies in Section 11.5;

                              (d)          Upon Transfer by a Member of part or all of its Ownership Interest pursuant to Article VII; or

                              (e)          Upon acquisition by a Member of part or all of the Ownership Interest of the other Member, however effected.

                              4.3          Admission of New Members. Except in the event of a transfer permitted pursuant to Article VII, a new member may be admitted only with the unanimous written approval of the Members.

                              4.4          Elimination of Interest Smaller than 10%.

                              (a)          A Reduced Member whose Recalculated Ownership Interest is less than ten percent (10%) shall be deemed to have withdrawn from the Company and shall relinquish its entire Ownership Interest, free and clear of any Encumbrance arising by, through or under such Reduced Member, except any Encumbrance listed in Paragraph 1.1 of Exhibit A or to which both Members have agreed. Such relinquished Ownership Interest shall be deemed to have accrued automatically to, and such Reduced Member's Capital Account shall be transferred to, the remaining Member. Such Reduced Member shall have the right to receive seven and one-half percent (7.5%) of Net Proceeds, if any, up to a maximum amount of one hundred percent (100%) of such Reduced Member's Equity Account balance as of the effective date of the deemed withdrawal. Upon its receipt of such amount, (i) such Reduced Member shall thereafter have no further right, title or interest in the Assets, the Company or under this Agreement, (ii) the tax partnership recognized in Section 5.2 and in Exhibit C shall be liquidated as provided in Paragraph 4.2 of Exhibit C and (iii) such Reduced Member shall execute and deliver to the remaining Member an appropriate conveyance of any rights, titles and interests the Reduced Member may have in the Assets.

                              (b)          The deemed withdrawal, the relinquishments, the liquidation and the conveyance for which this Section provides shall be effective as of the effective date of the recalculation under Sections 10.5 or 11.5. However, if the final adjustment provided under Section 10.6 for any recalculation under Section 10.5 results in a Recalculated Ownership Interest of ten percent (10%) or more (i) the Recalculated Ownership Interest shall be deemed, effective retroactively as of the first day of the then-current Program Period, to have automatically revested; (ii) the Reduced Member shall be reinstated as a Member, with all rights and obligations pertaining thereto; (iii) the right to Net Proceeds under Subsection 4.4(a) shall terminate; and (iv) the Manager, on behalf of the Members, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 10.6(d). Similarly, if such final adjustment under Section 10.6 results in a Recalculated Ownership Interest for a Member of less than ten percent (10%) for a Program Period as to which the provisional calculation under Section 10.5 had not resulted in an Ownership Interest of less than ten percent (10%), then such Member, at its election within thirty (30) days after notice of the final adjustment, may contribute an amount resulting in a revised final adjustment and resulting Recalculated Participating Interest of ten percent (10%). If no such election is made, such Member shall be deemed to have withdrawn under the terms of Subsection 4.4(a) as of the beginning of such Program Period, and the Manager shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 10.6(d), including any necessary reallocations and adjustments of any Net Proceeds to which such Member may be entitled for such Program Period.

                              4.5          Documentation of Adjustments to Ownership Interests. Each Member's Ownership Interest and related Equity Account balance shall be shown in the accounting records of the Company and any adjustments thereto, including but not limited to any reduction, readjustment, and restoration of Ownership Interests under Sections 4.4, 10.5, 10.6 and 11.5, shall be made monthly. The Manager shall from time to time revise the Schedule of Members (the "Schedule of Members") attached hereto to reflect such changes.

ARTICLE V
RELATIONSHIP OF THE MEMBERS

                              5.1          Limitation on Authority of Members. Neither Member, by virtue of being a Member, (i) is an agent of the Company or (ii) has authority to act for the Company. Any Member that purports to take any action or to bind the Company in violation of this Section 5.1 shall be solely responsible for any resulting loss and expense incurred by the Company and shall indemnify and hold the Company harmless with respect to any such loss and expense.

                              5.2          Federal Tax Elections and Allocations. The Company shall be treated as a partnership for federal income tax purposes and no Member shall take any action to alter such treatment.

                              5.3          State Income Tax. To the extent permissible under Law, the relationship of the Members shall be treated for all state income tax purposes in the same manner as for federal income tax purposes.

                              5.4          Tax Returns. After approval by the Management Committee, any tax returns and other required tax forms shall be governed by Exhibit C.

                              5.5          Other Business Opportunities. Except with respect to the Area of Interest to the extent provided for in the Agreement, (a) each Member shall have the right to engage in and receive full benefit from any independent business activities or operations, whether or not competitive with the Company, without consulting with or obligation to the other Member or the Company and (b) the doctrines of "corporate opportunity" and "business opportunity," and similar doctrines, shall not apply to any other activity or operation of either Member. Neither Member shall have any obligation to the Company or the other Member with respect to any property outside the Area of Interest at any time or within the Area of Interest after the termination of the Company. Unless otherwise agreed in writing, neither the Company, the Manager or any Member shall have any obligation to mill, beneficiate or otherwise treat any materials not produced from the Area of Interest in any facility owned or controlled by the Company, the Manager or such Member.

                              5.6          Waiver of Rights to Partition or Other Division of Assets. The Members hereby waive and release all rights of partition, of sale in lieu thereof, or other division of Assets, including but not limited to any such rights provided by Law.

                              5.7          Bankruptcy of a Member. A Member shall cease to have any (i) powers hereunder as a Member or as Manager and (ii) voting rights or rights of approval hereunder, upon bankruptcy, insolvency, dissolution or assignment for the benefit of creditors of or by such Member, and its representative or successor upon the occurrence of any such event shall have only the rights, powers and privileges of a transferee enumerated in Section 7.2 and shall be liable for all obligations of the Member hereunder. In no event, however, shall such representative or successor become a substitute Member unless the requirements of Section 7.2 are satisfied.

                              5.8          No Certificates. The Company shall not issue certificates representing Ownership Interests.

                              5.9          Disposition of Production. Subject to the second sentence of this Section 5.9, the Company shall from time to time sell or otherwise dispose of any Products produced from the Properties and may, but shall not be obligated, from time to time use futures contracts, forward sales, trading in puts, calls, options and any similar hedging, price protection and/or other marketing mechanisms in connection with such disposition. A Member may elect to receive Products in kind upon payment by such Member to the Company pursuant to an agreement approved by the Management Committee of all additional costs and expenses relating to such Member's taking in kind.

                              5.10        Limitation of Liability. Except to the extent expressly provided in the Agreement, neither the Manager nor a Member shall be (i) required to make any contribution to the Company, (ii) bound by or liable for any debt, liability or obligation of the Company, whether arising under Law, in contract or tort, or otherwise or (iii) obligated to restore a deficit Capital Account upon the dissolution of the Company or a liquidation of any Ownership Interest.

                              5.11        Indemnities. Sections 3.6 and 8.12 of the LLC Member's Agreement provide for certain indemnities and other matters and limit the application thereof under certain circumstances and apply to the Exhibits as well as to this LLC Operating Agreement. In addition, the Company may, and shall have the power to, indemnify and hold harmless either Member, the Manager, the members of the Management Committee and any other person or entity from and against any and all claims and demands whatsoever arising from or related to the Business, the Company or a Member's membership in the Company.

                              5.12        No Third Party Beneficiaries. This Agreement shall be construed to benefit only the Company, the Manager, the Management Committee and the Members, and their respective successors and assigns, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

                              6.1          Warranties and Representations of Each Member. Section 3.1 of the LLC Members' Agreement is hereby incorporated herein by reference as Section 6.1 hereof.

ARTICLE VII
TRANSFER OF INTEREST; PREEMPTIVE RIGHT

                              7.1          General.           A Member shall have the right to Transfer to a third party its Ownership Interest, or any beneficial interest therein, solely as provided in this Article VII.

                              7.2          Limitations on Free Transferability. Any Transfer by a Member shall be subject to the following limitations:

                              (a)          Neither Member shall Transfer any beneficial interest in the Company (including but not limited to any royalty, profits or other interest in Products) except in conjunction with the Transfer of part or all of its Ownership Interest;

                              (b)          No transferee of all or any part of an Ownership Interest shall have the rights of a Member unless and until the transferring Member has provided to the other Member notice of the Transfer, and, except as provided in Subsections 7.2(f) and 7.2(g), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by the Agreement to the same extent as the transferring Member;

                              (c)          Neither Member shall without the consent of the other Member make a Transfer that shall violate the Act or other Law or result in the cancellation of any permit, license or other similar authorization;

                              (d)          No Transfer shall relieve the transferring Member of any liability, whether accruing before or after the Transfer;

                              (e)          A Member that makes a Transfer that causes termination of the tax partnership referred to in Section 5.2 shall indemnify the other Member for, from and against any and all loss, cost, expense, damage, liability or claim thereafter arising as a result of the Transfer, including but not limited to any increase in taxes, any interest and penalties and any decrease in credits, resulting from such termination and any tax on indemnification proceeds received by the indemnified Member.

                              (f)          In the event of a Transfer of less than all of an Ownership Interest, the transferring Member and its transferee shall act and be treated as a single Member under the Agreement; provided however, that in order for such Transfer to be effective, the transferring Member and its transferee must first:

                                        (1)          agree in writing that as between themselves, one of them is authorized to act as the sole agent ("Sole Agent") on behalf of both with respect to all matters pertaining to the Agreement and the Company; and

                                        (2)          notify the other Member in writing of the designation of the Sole Agent and in such notice warrant and represent to the other Member that:

A.          the Sole Agent has the sole authority to act on behalf of and to bind the transferring Member and its transferee with respect to all matters pertaining to the Agreement and the Company;

B.          the other Member may rely on all decisions of, notices and other communications to and from and failures to respond by the Sole Agent, as if made or given (or not made or given) by both the transferring Member and the transferee; and

C.          all decisions of, all notices and other communications to and from, and all failures to respond by, the other Member to the Sole Agent shall be deemed to have been made, given or received (or not made, given or received), as the case may be, by, to or from both the transferring Member and the transferee.

The transferring Member and the transferee may change the Sole Agent (but such replacement must be one of them) by giving written notice to the other Member, which notice must conform to this Subsection 7.2(f).

                              (g)          If the Transfer is the grant of an Encumbrance on an Ownership Interest to secure a loan or other indebtedness of a Member in a bona fide transaction, other than (i) a transaction approved unanimously by the Management Committee or (ii) Project Financing, such Encumbrance shall be granted only in connection with such loan to or other indebtedness of that Member or the performance by that Member of its obligations under the Agreement and shall be subject to the terms of the Agreement and the rights and interests of the other Member. Any such Encumbrance shall be further subject to the condition that the holder of such Encumbrance (the "Chargee") first enters into a written agreement with the other Member, in form reasonably satisfactory to the other Member and binding upon the Chargee, to the effect that:

                                        (1)          the Chargee shall not enter into possession or institute any proceedings to foreclose or partition the encumbering Member's Ownership Interest and that the Encumbrance shall be subject to the provisions of the Agreement;

                                        (2)          the Chargee's remedies under the Encumbrance shall be limited to the maximum extent permitted by New Mexico law to the sale of the entire (but only the entire) encumbering Member's Ownership Interest (A) to the other Member or, if there is no such sale, (B) at a public auction to be held at least forty-five (45) days after prior notice to the other Member, with the purchaser at such sale being required to enter into a written agreement with the other Member assuming all obligations of the encumbering Member under the terms of the Agreement. The price for any sale to the other Member pursuant to clause A of this Section 7.2(g) (2) shall be the remaining principal amount of the loan by the Chargee to the encumbering Member, plus accrued interest and related expenses, and such sale shall occur within sixty (60) days of the Chargee's written notice to the other Member of its intent to sell the encumbering Member's Ownership Interest. If the sale to the other Member does not close by the end of such period, then unless the failure is caused by the encumbering Member or the Chargee, the Chargee may sell the encumbering Member's Ownership Interest at a public auction pursuant to clause B of this Section 7.2(g)(2); and

                                        (3)          the Encumbrance shall be subordinate to any then-existing debt, including but not limited to Project Financing previously approved by the Management Committee, encumbering the transferring Member's Ownership Interest.

                              7.3          Preemptive Right. Any Transfer by either Member under Section 7.1 and any Transfer by an Affiliate in Control of either Member shall, to the extent provided in Exhibit H, be subject to a preemptive right of the other Member. Failure of a Member's Affiliate to comply with this Section 7.3 and Exhibit H shall be a breach by such Member of the Agreement.

                              7.4          Prohibited Transfers. In connection with the involuntary transfer or other transfer prohibited by the Agreement, the transferee shall not be admitted to the Company as a Member without the written consent of the non-transferring Member. A prohibited transferee who does not receive such consent may not vote or designate Management Committee members, shall be entitled only to the distributions to which his transferor otherwise would have been entitled and shall have no other right to participate in the management of the Business or to become a Member.

ARTICLE VIII
MANAGEMENT COMMITTEE

                              8.1          Organization and Composition. The Members hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under the Agreement. The Management Committee shall consist of two (2) member(s) appointed by NEI and two (2) member(s) appointed by UEC. Each Member may appoint one or more alternate members of the Management Committee to act in the absence of a regular member. Any alternate so acting shall be deemed to be acting for the Member that appointed him/her. A Member appointing a member or alternate member of the Management Committee shall give the other Member written notice of the appointment. NEI shall designate one of the members of the Management Committee appointed by it to serve as chair of the Management Committee.

                              8.2          Decisions. Each Member, acting through its appointed member(s) in attendance at the meeting, shall have two equal votes on the Management Committee and unless otherwise provided in the Agreement, all decisions of the Management Committee shall be by at least sixty percent (60%) of such votes. In the event of a disagreement between or among Members with at least sixty percent (60%) of such votes with respect to the approval of any item or items in any Program or Budget, the Management Committee shall approve all items in such Program or Budget as to which there is no disagreement and attempt in good faith and with due diligence to resolve all such disagreement in accordance with Section 10.4. In the event Members with at least sixty percent (60%) of such votes do not so resolve such differences, then such Members shall appoint one additional member to the Management Committee, who shall serve as a member only to vote with respect to such item or items. In the event Members with at least sixty percent (60%) of such votes do not agree upon the appointment of such additional member, then each such Member shall appoint one unaffiliated person and such persons shall together select the additional member. Promptly following the appointment of the additional member, the Manager shall call a special meeting of the Management Committee in accordance with Section 8.3 to vote on the item or items as to which there was disagreement. Decisions made at a Management Committee meeting shall be implemented in accordance with approved Programs and Budgets.

                              8.3          Meetings.

                              (a)          The Management Committee shall hold regular meetings at least quarterly in Albuquerque, New Mexico or at other place(s) agreed upon from time to time. The Manager shall give fifteen (15) days notice to the Members of such regular meetings. Additionally, either Member may call a special meeting upon seven (7) days written notice to the other Member. In case of an emergency, reasonable notice of a special meeting less than seven (7) days shall suffice. There shall be a quorum if at least one member of the Management Committee representing each Member is present; provided, however, that if all members of the Management Committee representing a Member fail to attend two consecutive regular or special meetings, then a quorum shall exist at the second meeting if the other Member is represented by at least one appointed member. Any vote at such second meeting of the attending member(s) of the Management Committee shall be considered the vote required to conduct any business properly noticed, even if such vote would otherwise require unanimity.

                              (b)          If business cannot be conducted at a regular or special meeting of the Management Committee due to the lack of a quorum, either Member may call the next meeting upon ten (10) days written notice to the other Member.

                              (c)          Each notice of a meeting of the Management Committee shall include an itemized agenda prepared by the Manager, in the case of a regular meeting, or by the Member calling the meeting, in the case of a special meeting, but any matter may be considered at any meeting (i) if either Member adds the matter to the agenda at least five (5) business days prior to the meeting or (ii) with the consent of the other Member. The Manager shall prepare minutes of all meetings and shall use its best efforts to distribute copies of such minutes to the other Member within ten (10) business days after the meeting. The other Member shall (i) sign and return or (ii) object in writing to the minutes prepared by the Manager, within thirty (30) days after receipt; failure to do either shall be deemed acceptance of the minutes as prepared by the Manager. The minutes, when signed or deemed accepted by both Members, shall be the official record of decisions made by the Management Committee. If a Member properly objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed thirty (30) days from receipt by the Manager of written notice of the objection, to agree upon minutes acceptable to both Members. If the members of the Management Committee do not so agree within such thirty (30) day period, the minutes as prepared by the Manager, together with the other Member's proposed changes and the Manager's responses to such proposed changes, shall collectively constitute the record of the meeting. Either Member may electronically record a meeting with the consent of the other Member. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Business Account. All other costs of the Management Committee shall be borne by the Members individually.

                              8.4          Action Without Meeting in Person. In lieu of regular or special meetings in person, the Management Committee may conduct any meeting by telephone, video conference or any other means permitted under the Act, so long as minutes of such meetings are prepared in accordance with Subsection 8.3(c). The Management Committee may also without a meeting take action by a document signed by all members of the Management Committee.

                              8.5          Matters Requiring Approval. Except as otherwise delegated to the Manager in Section 9.2, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions under this Agreement.

                              8.6          Conflict of Interest. Except as otherwise expressly provided in the Agreement, any agreement or transaction between the Company and a Member or its affiliate must be approved by Members with at least sixty percent (60%) of the votes on the Management Committee.

ARTICLE IX
MANAGER

                              9.1          Appointment. The Members hereby appoint NEI as Manager, to have overall management responsibility for Operations. NEI hereby agrees to serve as Manager unless and until it resigns pursuant to Section 9.4.

                              9.2          Powers and Duties of Manager. Subject to the terms and provisions of the Agreement, the Manager (i) shall have the following powers and duties, which shall be discharged in accordance with approved Programs and Budgets, and (ii) may delegate any or all of such powers and duties to officers, employees, agents or representatives:

                              (a)          To manage, direct and control Business and Operations and prepare and present proposed Programs and Budgets to the Management Committee pursuant to Article X.

                              (b)          To implement the decisions of the Management Committee, make all expenditures necessary to carry out adopted Programs, and promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under the Agreement.

                              (c)          To use reasonable efforts to (i) purchase or otherwise acquire all material, supplies, equipment, water, and utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent feasible and practicable on the best terms reasonably available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except any Encumbrances (A) listed in Paragraph 1.1 of Exhibit A, (B) any Encumbrances existing at the time of, or created concurrently with, the acquisition of such Assets, (C) mechanic's or materialmen's liens (which shall be contested, released or discharged in a diligent matter), and (D) Encumbrances specifically approved by the Management Committee.

                              (d)          To conduct such title examinations of the Properties and cure such title defects pertaining to the Properties as may be advisable in its reasonable judgment.

                              (e)          To (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets, except taxes determined or measured by a Member's sales revenue or net income, but including severance, resources, processor's and other production taxes due with respect to Products, and otherwise promptly pay and discharge expenses incurred in Operations; provided, however, that if so authorized by the Management Committee, the Manager may contest (in the courts or otherwise) the validity or amount of any tax, assessment or charge if the Manager deems the same to be unlawful, unjust, unequal or excessive, or undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any tax, assessment or like charge; and (iii) do all other acts reasonably necessary to maintain the Assets.

                              (f)          To (i) apply for all necessary permits, licenses and approvals; (ii) comply in material respects with Law; (iii) promptly notify the Management Committee of any allegations relating to the Business, Operations or the Properties of material violation of Law; and (iv) prepare and file all reports or notices required for or as a result of Operations. The Manager shall not be in breach of this Section 9.2(f) if a violation occurs despite the Manager's good faith efforts, consistent with its standard of care provided for in Section 9.3, to comply. In the event of any such violation, the Manager shall timely cure or dispose of such violation on behalf of both Members through performance, payment of fines and penalties, or otherwise, and the costs of cure or disposition shall be charged to the Business Account.

                              (g)          To prosecute and defend, but not initiate without consent of the Management Committee, litigation or administrative proceedings relating to Business or Operations. Any Member shall (i) have the right to participate, at its own expense, in such litigation or proceedings and (ii) approve in advance any settlement involving payments, commitments or obligations in excess of One Hundred Thousand Dollars ($100,000.00) in cash or value.

                              (h)          Subject to Section 8.12 of the LLC Members' Agreement, to obtain insurance for the benefit of the Company as provided in Exhibit F or as may otherwise be determined from time to time by the Management Committee.

                              (i)          To dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Section 12.2. Without prior authorization from the Management Committee, however, the Manager shall not (i) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00); (ii) enter into any sales contracts or commitments for Products, except as permitted in Section 5.9; (iii) begin the dissolution or liquidation of the Company; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Company.

                              (j)          To carry out its responsibilities hereunder through officers, employees, agents, Affiliates and independent contractors.

                              (k)          To keep and maintain all required accounting and financial records pursuant to the procedures described in Exhibit B and, unless otherwise agreed by the Members, in accordance with customary cost accounting practices in the mining industry and to ensure appropriate separation of accounts.

                              (l)          To keep and maintain all required records, make elections, prepare and file all federal and state tax returns or other required tax forms and perform the other duties of the Manager provided for in Exhibit C.

                              (m)        To maintain Equity Accounts for each Member. Each Member's Equity Account shall be (i) credited with the value of such Member's contributions under Section 3.1 and with any additional amounts contributed by such Member to the Company and (ii) charged with the cash and the fair market value of property distributed to such Member (net of liabilities assumed by such Member and liabilities to which such distributed property is subject). Contributions and distributions shall include all cash contributions and distributions and the agreed value (expressed in dollars) of all in-kind contributions and distributions. Solely for purposes of determining Equity Account balances, the Manager shall reasonably estimate the fair market value of any Products distributed to the Members and such estimated value shall be used regardless of the actual amount received by a Member upon disposition of such Products.

                              (n)          To keep the Management Committee advised of Operations by submitting in writing to the members of the Management Committee (i) monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) reports concerning Operations; (iv) a detailed final report within forty-five (45) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between objectives and results of Programs; and (v) such other reports as the Management Committee may reasonably request. Subject to Article XIII, at all reasonable times the Manager shall provide any member of the Management Committee or any other representative of a Member, at the Member's request, cost and expense, with access to and the right to inspect and copy all of the following, to the extent preserved or kept by the Manager: Existing Data, maps, drill logs and other drilling data, cores, pulps, reports, surveys, assays, analyses, production reports, records relating to operations and to technical, accounting and financial matters, and other Business Information. In addition, the Manager shall allow any Member, at its risk, cost and expense, subject to reasonable safety regulations, and without interfering with Operations, to inspect the Assets and Operations.

                              (o)          Consistent with the requirements of Law and contractual obligations, to prepare an Environmental Compliance plan, which shall be approved by the Management Committee, for all Operations and include in each Program and Budget sufficient funding to implement such plan and satisfy the financial assurance requirements of any Law or contractual obligation pertaining to Environmental Compliance.

                              (p)          Subject to Section 4.2 of the LLC Member's Agreement, to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Company. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience therein. As part of each proposed Program and Budget, the Manager shall specify the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the Members reasonably informed about the Manager's efforts to perform Continuing Obligations. Authorized representatives of each Member shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and to audit books, records and accounts related thereto.

                              (q)          To maintain funds deposited into the Environmental Compliance Fund in a separate income producing account(s), which may include but is not limited to money market accounts. mutual funds and other investments approved by the Management Committee. Funds deposited into the Environmental Compliance Fund shall be used solely for Environmental Compliance and Continuing Obligations. The Manager may commit such funds, property, insurance, bonds and other matters to satisfy financial assurance requirements for reclamation and restoration of the Properties and for other Environmental Compliance.

                              (r)          If and whenever Ownership Interests are adjusted in accordance with the Agreement, to modify the Schedule of Members to properly reflect such adjustments and propose from time to time methods for fairly allocating costs for Continuing Obligations.

                              (s)          To make any limited liability company filings and registrations required in Delaware or in New Mexico.

                              (t)          To undertake all other activities reasonably necessary to fulfill the foregoing and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee pursuant to Section 8.1.

                              9.3          Manager's Standard of Care.

                              (a) The Manager shall discharge its duties and conduct Operations in a good faith, workmanlike and efficient manner, in accordance with applicable mining industry standards and practices, and in accordance with Law and the terms and provisions of the Agreement, leases, licenses, permits, contracts and other agreements pertaining to the Assets. The Manager shall not be liable to the Members or to the Company for any act or omission resulting in damage or loss, except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence. The Manager shall not be in default of any of its duties if its inability or failure to perform results from the inability or failure of any Member to perform acts or to contribute amounts required of it hereunder.

                              (b) To the extent the Manager has any duties and liabilities relating to the Company or to a Member, the Manager shall not be liable to the Company or to any Member for the Manager's good faith reliance on the provisions of the Agreement, the records of the Company, or information, opinions, reports and statements presented to the Manager by a Member, the Management Committee, any of the Company's employees or any other person or entity, as to matters the Manager reasonably believed to have been within such other person's or entity's professional or expert competence. The preceding sentence shall in no way limit the Manager's right to rely on information to the extent provided in Section 18-406 of the Act. The Manager, solely by reason of being Manager, shall not be personally liable under any judgment of a court or in any other manner for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise.

                              9.4          Manager's Resignation and Deemed Offer to Resign. The Manager may resign upon not less than two (2) months prior written notice to the Members, in which case the Management Committee shall appoint, effective as of the effective date of the resignation, a new Manager within ten (10) days after receiving the Manager's written notice of resignation. In addition, if any of the following shall occur, the Manager shall be deemed to have resigned upon such occurrence, with the successor Manager, which may be either a Member or a non-Member, to be appointed by the Management Committee at a subsequently called meeting of the Management Committee:

                              (a)          the Manager fails to perform a material obligation imposed upon it under the Agreement and such failure continues for a period of sixty (60) days after written notice from the Management Committee members demanding performance;

                              (b)          the Manager fails to pay or contest in good faith Company bills and Company debts as they become due;

                              (c)          a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar officer is appointed for all or a substantial part of the Manager's assets and such appointment is not made ineffective or discharged within sixty (60) days after it is made or is consented to, requested by or acquiesced in by the Manager;

                              (d)          the Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, consents to the entry of an order for relief in an involuntary case under any such law, makes a general assignment for the benefit of creditors, or acts in furtherance of any of the foregoing; or

                              (e)          a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or similar law enters a judgment, decree or order for relief that substantially and materially impairs (i) the Manager's ability to serve as Manager or (ii) a substantial part of the Manager's Ownership Interest or other assets.

Under Subsections (c), (d) or (e) above, the appointment of a successor Manager shall be deemed to pre-date the event causing a deemed resignation.

                              9.5          Payments To Manager. The Manager shall be compensated and reimbursed in accordance with Exhibit B and approved Budgets.

                              9.6          Transactions With Affiliates. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case in arm's-length transactions with unrelated parties.

                              9.7          Activities During Deadlock. Subject to the contrary direction of the Management Committee and the receipt of necessary funds, if the Management Committee for any reason fails:

                    (i) to adopt an Exploration Program and Budget, a pre-Feasibility Study, a Feasibility Study or a Development Program and Budget, then the Manager shall continue Operations at levels sufficient to maintain the Properties;

                    (ii) to adopt an initial Mining Program and Budget or any Expansion or Modification Program and Budget, then the Manager shall continue Operations at levels sufficient to maintain the then current Operations and Properties; or

                    (iii) to adopt Mining Programs and Budgets subsequent to the initial Mining Program and Budget, then the Manager shall continue Operations at levels comparable with the last adopted Mining Program and Budget.

ARTICLE X
PROGRAMS AND BUDGETS

                              10.1        Initial Program and Budget. The Members shall within one hundred eighty (180) days of the Effective Date jointly prepare and adopt an initial Program and Budget (the "Initial Program and Budget"), which shall be attached hereto as Exhibit G.

                              10.2        Operations Pursuant to Programs and Budgets. Except as otherwise provided in Section 10.12 and in Section 2.2 of the LLC Members' Agreement, Operations shall be conducted, expenses incurred, and Assets acquired only pursuant to Programs and Budgets adopted pursuant to the Agreement. Every Program and Budget shall provide for accrual of reasonably anticipated Environmental Compliance expenses with respect to Operations contemplated thereunder.

                              10.3        Presentation of Programs and Budgets. Except for the Initial Program and Budget, which shall be adopted as provided in Section 10.1, the Manager shall (i) prepare proposed Programs and Budgets covering a period of one (1) year or any other period approved by the Management Committee and (ii) submit the same to the Management Committee for consideration. Proposed Programs and Budgets may include Exploration, Pre-Feasibility Studies, Feasibility Studies, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed by and adopted upon a vote of the Management Committee in accordance with Article VIII and Section 10.4. Each Program and Budget adopted by the Management Committee, regardless of the period it covers, shall be reviewed at least once annually at a meeting of the Management Committee. During the period covered by any Program and Budget, and at least two (2) months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee for review pursuant to this Section 10.3.

                              10.4        Review and Adoption of Proposed Programs and Budgets. Within forty-five (45) days after submission by the Manager to the Management Committee of a proposed Program and Budget, each Member shall submit in writing to the Management Committee:

                              (a)          notice that the Member approves any or all of the components of the proposed Program and Budget;

                              (b)          suggested modifications of the proposed Program and Budget; or

                              (c)          notice that the Member rejects any or all of the components of the proposed Program and Budget, together with a specific and itemized description of each rejected component and the reasons for the rejection thereof.

If a Member fails to make any of the foregoing responses within the time provided, the failure shall be deemed to be a vote by the Member for adoption of the Manager's proposed Program and Budget.

If one or more Members makes a timely response in accordance with Sections 10.4(a), (b) or (c), then the Manager, working with the responding Member(s), shall seek for a period not to exceed sixty (60) days to address and resolve each component for which a modification has been suggested or which has been rejected, including the development, discussion and analysis of reasonable alternatives and shall propose revised components acceptable to the Members. The Manager shall then call a Management Committee meeting in accordance with Section 8.3 to review and vote on the previously unapproved components of the proposed Program and Budget.

                              10.5        Election to Participate.

                              (a)          By written notice to the Management Committee within twenty (20) calendar days after the final vote adopting a Program and Budget, and notwithstanding its vote concerning adoption thereof, a Member may elect to participate in the approved Program and Budget (i) in proportion to its Ownership Interest as of the beginning of the Program Period, (ii) in some lesser amount than its Ownership Interest, or (iii) not at all. If a Member makes an election under Section 10.5(a) (ii) or (iii), its Ownership Interest shall be recalculated as provided in Section 10.5(b), with the dilution effective as of the first day of the Program Period for the adopted Program and Budget. If a Member fails to notify the Management Committee of its election, that Member shall be deemed to have elected to contribute to such Program and Budget in proportion to its Ownership Interest as of the beginning of the Program Period.

                              (b)          If a Member elects to contribute to an adopted Program and Budget in some lesser percentage than its Ownership Interest, or not at all, and the other Member elects to fund all or any portion of the deficiency, the Ownership Interest of the Reduced Member shall be provisionally recalculated as follows:

                                        (1)          for an election made before Payout, by dividing (A) the sum of (1) the amount credited to the Reduced Member's Equity Account with respect to its Initial Contribution under Section 3.1, (2) the total of all of the Reduced Member's contributions to the Company under Subsection 10.5(a) or otherwise pursuant to the Agreement, and (3) the amount, if any, the Reduced Member elects to contribute to the adopted current Program and Budget, by (B) the sum of (1), (2) and (3) above for both Members; and then multiplying the result by one hundred; or

                                        (2)          for an election made after Payout, by reducing its Ownership Interest in an amount equal to one-and-one-half times the amount by which it would have been reduced under Section 10.5(b)(1) if such election were made before Payout.

The Ownership Interest of the other Member shall be increased by the amount of the reduction in the Ownership Interest of the Reduced Member. If the other Member elects not to fund the entire deficiency, the Manager shall adjust the Program and Budget on the basis of the funds to be available.

                              (c)          Whenever Ownership Interests are recalculated pursuant to this Section 10.5, (i) the Equity Accounts of both Members shall be revised to bear the same ratio to each other as their recalculated Ownership Interests, (ii) the Schedule of Members shall be amended to reflect the recalculated Ownership Interests, and (iii) the portion of Capital Account attributable to the reduced Ownership Interest of the Reduced Member shall be transferred to the other Member.

                              10.6        Recalculation or Restoration of Reduced Interest Based on Actual Expenditures.

                              (a)          If a Member makes an election with respect to a proposed Program and Budget under Subsection 10.5(a) (ii) or (iii), then within forty-five (45) days after the conclusion of such Program and Budget, the Manager shall report to the Members the amount of funds expended on the Program and Budget and the obligations incurred by the Manager in connection therewith.

                              (b)          If the Manager expended amounts or incurred obligations that were different than those provided for in the adopted Budget, the respective Ownership Interests of the Members shall be recalculated pursuant to Subsection 10.5(b) by substituting each Member's actual contribution to the adopted Budget for that Member's estimated contribution at the time of the Reduced Member's election under Subsection 10.5(a).

                              (c)          If the Manager expended amounts or incurred obligations aggregating less than seventy-five percent (75%) of the adopted Program and Budget, within thirty (30) days after receiving the Manager's report, the Reduced Member may give written notice to the other Member of its election to reimburse the other Member for the difference between any amount contributed by the Reduced Member to such adopted Program and Budget and the Reduced Member's proportionate share (at the Reduced Member's former Ownership Interest) of the actual amounts expended and incurred for the Program and Budget, plus interest on the difference accruing at the rate described in Section 11.3 plus ten (10) percentage points. The Reduced Member shall pay the appropriate amount (including interest) to the other Member with such notice. Failure of the Reduced Member to so notify and pay such amount shall (i) result in dilution pursuant to this Article X and (ii) bar the Reduced Member from exercising its rights under this Subsection 10.6(c) concerning the relevant adopted Program and Budget.

                              (d)          All recalculations under this Section 10.6 shall be effective as of the first day of the Program Period for the adopted Program and Budget. The Manager, on behalf of both Members and to the extent possible, shall make such reimbursements, reallocations, contributions and other adjustments as are required to put each Member in the position that it would have been in had its Ownership Interests, as recalculated under this Section 10.6, been in effect throughout the Program Period for such Program and Budget.

                              (e)          Whenever Ownership Interests are recalculated pursuant to this Section 10.6, (i) the Members' respective Equity Accounts shall be revised to bear the same ratio to each other as their respective Recalculated Ownership Interests, (ii) the Schedule of Members shall be amended to reflect the recalculated Ownership Interests, and (iii) the respective Capital Accounts of the Members shall be determined without regard to Section 10.5(c); provided, that the portion of the Capital Account of the Reduced Member attributable to its reduced Ownership Interest, if any, after taking into account the adjustments required by this Section 10.6, shall be transferred to the other Member.

                              10.7          Pre-Feasibility Study Program and Budgets. .

                              (a)          When a Member has the good faith and reasonable belief that economically viable Mining Operations may be possible on the Properties, the Member may propose that a Pre-Feasibility Study Program and Budget, or a Program and Budget that includes Pre-Feasibility Studies, be prepared. Such proposal shall (i) be made in writing to the other Member and (ii) reference the data upon which the proposing Member bases its opinion. The proposing Member shall call a special meeting of the Management Committee pursuant to Section 8.3. If the proposal is adopted by the Management Committee, the Manager shall prepare or have prepared a Pre-Feasibility Study Program and Budget as approved by the Management Committee and shall submit the same to the Management Committee within ninety (90) days following adoption of the proposal.

                              (b)          The Management Committee may determine to have the Pre-Feasibility Study prepared by the Manager, by Feasibility Contractors, or by both, or prepared by the Manager and audited by Feasibility Contractors. A Pre-Feasibility Study Program shall include the work necessary to prepare and complete the Pre-Feasibility Study approved in the proposal adopted by the Management Committee, which may include some or all of the following:

                                        (1)          analyses of various alternatives for mining, processing and beneficiation of Products;

                                        (2)          analyses of alternative mining, processing and production rates;

                                        (3)          analyses of alternative sites for facilities (such as water supply facilities, transport facilities, reagent storage facilities, offices, shops, warehouses, stock yards, explosives storage facilities, handling facilities, housing, processing facilities and public facilities);

                                        (4)          analyses of alternatives for waste handling, treatment and disposal (including but not limited to a description of any alternative methods of disposal and locations of proposed disposal site(s));

                                        (5)          estimates of recoverable proven and probable reserves of Products and related substances, considering, among other things, composition thereof, impurities, grade, technical and economic constraints on production and recovery, processing, losses, and mining rates commensurate with such reserves;

                                        (6)          analyses of environmental impacts of each alternative, including but not limited to an analysis of permitting, Environmental Liabilities, other Environmental Law implications; and estimated costs of Environmental Compliance;

                                        (7)          conduct of appropriate metallurgical tests to determine the efficiency of alternative extraction, recovery and processing methods, including but not limited to an estimate of water, power and reagent consumption;

                                        (8)          conduct of hydrology and other studies related to any required water supply and to any required dewatering; and

                                        (9)          conduct of other studies and analyses approved by the Management Committee.

                              (c)          Any Pre-Feasibility Study may be based upon the cumulative results from time to time of each alternative studied, so that if a particular portion of the work results in a conclusion that further work on a particular alternative would be unwarranted, there shall be no obligation to continue expenditures on Pre-Feasibility Studies related to such alternative.

                              10.8        Completion of Pre-Feasibility Studies and Selection of Approved Alternatives. As soon as reasonably practicable following completion of the Pre-Feasibility Studies required for full evaluation of the alternatives studied pursuant to Pre-Feasibility Programs, the Manager shall prepare and submit to the Management Committee a report summarizing all Pre-Feasibility Studies. Such report shall incorporate:

                              (a)          the results of the analyses of the alternatives and other matters evaluated in the Pre-Feasibility Programs;

                              (b)          reasonable estimates of capital costs for the Development and start-up of any mine, mill and other processing and ancillary facilities required for the Development and Mining alternatives evaluated (based on flowsheets, piping and instrumentation diagrams and other major engineering diagrams), which capital cost estimates shall include reasonable estimates of:

                                        (1)          capitalized pre-stripping expenditures, if an open pit or surface mine is proposed;

                                        (2)          expenditures required to purchase, construct and install all machinery, equipment and other facilities and infrastructure (including contingency expenditures) required to bring the mine(s) into commercial production, including but not limited to an analysis of costs of equipment or supply contracts in lieu of Development costs for each Development and Mining alternative evaluated;

                                        (3)          expenditures required to perform all other related work required to commence commercial production of Products and, if applicable, process Products (including reasonable estimates of working capital requirements); and

                                        (4)          all other direct and indirect costs and general and administrative expenses required for proper evaluation of Development and Mining alternatives and annual production levels. Capital cost estimates shall include a schedule of the timing of the estimated capital requirements for each alternative;

                              (c)          a reasonable estimate of the annual expenditures required for the first year of Operations after completion of the capital program described in Section 10.8(b) for each Development alternative evaluated and for subsequent years of Operations, including estimates of annual production, processing, administrative, operating and maintenance expenditures, taxes (other than income taxes), working capital requirements, royalty and purchase obligations, equipment leasing and supply contract expenditures, work commitments, Environmental Compliance costs, post-Operations Environmental Compliance and Continuing Obligations funding requirements and all other anticipated costs of such Operations. Such estimate shall include for each alternative an estimate of the number of employees required to conduct the first year of Operations;

                              (d)          a review of the nature, extent and rated capacity of the mine(s), machinery, equipment and other facilities preliminarily estimated to be required to produce and market Products under each Development and Mining alternative analyzed;

                              (e)          an analysis (including sensitivity analyses reasonably requested by a Member) based on various target rates of return and price assumptions of whether it is technically, environmentally and economically feasible to place a prospective ore body within the Properties into commercial production for each of the Development and Mining alternatives analyzed (including a discounted cash flow rate of return analysis for each alternative and net present value estimates using various discount rates reasonably requested by a Member); and

                              (f)          such other information as the Management Committee deems appropriate.

Within sixty (60) days after the Manager delivers the Pre-Feasibility Study summary to the Members, a meeting of the Management Committee shall be convened to review the Pre-Feasibility Study summary and select one or more Approved Alternatives, if any.

                              10.9        Programs and Budgets for Feasibility Study. Within sixty (60) days following the selection by the Management Committee of an Approved Alternative, the Manager shall submit to the Management Committee a Program and a Budget, which shall include necessary Operations, for the preparation of a Feasibility Study. As determined by the Management Committee, a Feasibility Study may be prepared by the Manager, Feasibility Contractors, or both, or may be prepared by the Manager and audited by Feasibility Contractors.

                              10.10      Development Programs and Budgets; Project Financing.

                              (a)          Unless otherwise determined by the Management Committee, the Manager shall not submit to the Management Committee a Program and Budget including Development of any mine described in a completed Feasibility Study until at least sixty (60) days after the receipt by the Manager of the Feasibility Study. Unless otherwise directed by the Management Committee, the Program and Budget which includes Development of any mine described in the completed Feasibility Study shall be based on the estimated cost of Development described in the Feasibility Study for the Approved Alternative.

                              (b)          Promptly following adoption by the Management Committee of the Program and Budget, which includes Development as described in a completed Feasibility Study, but in no event more than one hundred twenty (120) days after such adoption, the Manager shall submit to the Management Committee a report on material bids received for Development work (a "Bid Report"). If bids described in the Bid Report result in the aggregate cost of Development work exceeding one hundred fifteen percent (115%) of the Development cost estimates that formed the basis of the Development component of the adopted Program and Budget, such Program and Budget shall be deemed to have been re-submitted to the Management Committee based on the aggregate costs described in the Bid Report on the date of receipt thereof and shall be reviewed and adopted in accordance with Sections 8.2 and 10.4.

                              (c)          If the Management Committee approves the Development of any mine(s) described in a Feasibility Study and also decides to seek Project Financing for such mine(s), each Member shall at its own cost cooperate in seeking Project Financing for such mine(s); provided, however, that all fees, charges and costs (including but not limited to attorneys' and technical consultants' fees) paid to Project Financing lenders shall be borne by the Members in proportion to their respective Ownership Interests, unless such fees are capitalized as a part of the Project Financing.

                              10.11          Expansion or Modification Programs and Budgets. As determined by the Management Committee, any Program and Budget proposed by the Manager involving Expansion or Modification shall be based on a Feasibility Study prepared by the Manager, Feasibility Contractors, or both, or prepared by the Manager and audited by Feasibility Contractors. The Program and Budget which include Expansion or Modification shall be submitted for review and approval by the Management Committee within sixty (60) days following receipt by the Manager of such Feasibility Study.

                              10.12      Budget Overruns; Program Changes. The Manager shall promptly notify the Management Committee of any material departure from an adopted Program and Budget. If an adopted Budget is exceeded by more than fifteen percent (15%) in the aggregate, then the excess over twelve and one-half percent (12.5%), unless authorized or ratified by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of Ownership Interests nor deemed a contribution under the Agreement. Budget overruns of twenty percent (20%) or less in the aggregate shall be borne by the Members in proportion to their respective Ownership Interests.

                              10.13      Supplemental Business Arrangement. The Management Committee may at any time determine by unanimous vote of the Members that it is appropriate to segregate the Area of Interest into areas subject to separate Programs and Budgets for purposes of conducting further Exploration, Pre-Feasibility or Feasibility Studies, Development or Mining. If and when it makes such a determination, the Management Committee shall designate which portion(s) of the Properties shall comprise area(s) for separate business arrangements (each a "Supplemental Business Arrangement") for the purpose of further exploring, analyzing, developing and mining such portion(s). Except to the extent the Members agree otherwise, each Supplemental Business Arrangement shall have substantially the same terms as the Agreement and the respective rights and interests of the Members shall be identical to the rights and interests of the Members in the Company at the time of designation and the Members shall agree upon new Capital and Equity Accounts. Following the creation of a Supplemental Business Arrangement, the Agreement shall terminate insofar as it affects the Properties covered by the Supplemental Business Arrangement.

ARTICLE XI
ACCOUNTS AND SETTLEMENTS

                              11.1        Monthly Statements. The Manager shall submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

                              11.2        Cash Calls. On the basis of each adopted Program and Budget, the Manager shall submit prior to the last day of each month a cash call for estimated cash requirements for the next month. Within twenty (20) days after receipt of a cash call, each Member shall advance its proportionate share of the estimated cash requirements. The Manager shall record all funds received in the Business Account. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to thirty (30) days. All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Company in accounts and investments selected by and at the discretion of the Management Committee, which investments may include but are not limited to money market investments and money market funds.

                              11.3        Failure to Meet a Cash Call. A Member that fails to meet a cash call in the amount and at the times specified in Section 11.2 shall be in default and the amounts of each defaulted cash call shall bear interest from the date due at an annual rate equal to five (5) percentage points over the Prime Rate, but in no event shall the rate of interest exceed the maximum permitted by Law. Such interest shall accrue to the benefit of and be payable to the non-defaulting Member but shall not be deemed as an amount contributed by the defaulting Member in the event dilution occurs in accordance with Subsection 4.2(c). In addition to any other rights and remedies available to it under Law, the non-defaulting Member shall have those other rights, remedies and elections specified in Sections 11.4 and 11.5.

                              11.4        Cover Payment. If a Member defaults in making a contribution or cash call required by an adopted Program and Budget, the non-defaulting Member may, but shall not be obligated to, advance some or all of amount in default on behalf of the defaulting Member (each such advance, a "Cover Payment"). Each Cover Payment shall be deemed a demand loan bearing interest from the date of the advance at the rate provided in Section 11.3. If more than one Cover Payment is made, Cover Payments shall be aggregated and the rights and remedies described herein pertaining to individual Cover Payments shall apply to the aggregated Cover Payments. The failure to repay such a loan upon demand shall be a default.

                              11.5        Remedies. The Members acknowledge that if a Member defaults in making a cash call payment or in repaying a loan, as required under Sections 11.2, 11.3 or 11.4, whether or not a Cover Payment is made, it will be difficult to measure the damages resulting from such default (the Members having attempted to calculate such damages in advance and concluded that the amount of such damages cannot be calculated with reasonable certainty). The Members acknowledge and recognize that damage to the non-defaulting Member could be significant. In the event of such default, as reasonable liquidated damages and not as a penalty, the non-defaulting Member may with respect to any such default not cured within thirty (30) days after notice thereof to the defaulting Member elect any of the following remedies by giving written notice of such election to the defaulting Member. Such election may be made with respect to each failure to meet a cash call made in accordance with Section 11.2 and relating to a Program and Budget, regardless of the frequency of such cash calls.

                              (a)          Upon a default under Sections 11.3 or 11.4, the defaulting Member shall be deemed to have granted to the non-defaulting Member a power of sale as to all or any portion of the defaulting Member's (i) Ownership Interest and (ii) interest in the Assets. Such power shall be exercised consistent with Law and otherwise in a commercially reasonable manner and upon reasonable notice. If the non-defaulting Member elects to enforce the liens and security interests arising under the Agreement pursuant to the terms of this Section 11.5(a), the defaulting Member shall be deemed to have waived any rights to (i) redeem, (ii) valuation and appraisal, (iii) stay execution, (iv) require a marshaling of assets, and (v) a bond in the event a receiver is appointed, and the defaulting Member shall be liable for any deficiency.

                              (b)          The non-defaulting Member may elect to have the defaulting Member's Ownership Interest diluted or eliminated as follows:

                                        (1)          For a default occurring before Payout relating to a Program and Budget covering in whole or in part Exploration, Pre-Feasibility Study or Feasibility Study Operations, the Reduced Member's Ownership Interest shall be recalculated by dividing (A) the sum of (1) the value of the Reduced Member's Initial Contribution under Section 3.1, (2) the total of all of the Reduced Member's contributions to the Company under Subsection 10.5(a) or otherwise pursuant to this Agreement and (3) the amount, if any, the Reduced Member contributed to the adopted Program and Budget with respect to which the default occurred, by (B) the sum of (1), (2) and (3) above for both Members, and then (C) multiplying the result by one hundred. For such a default occurring after Payout, the Reduced Member's Ownership Interest shall be reduced in an amount equal to one-and-one-half times the amount by which it would have been reduced if such default had occurred before Payout. For such a default, whether occurring before or after Payout, the Recalculated Ownership Interest shall then be further reduced:

A.          for a default relating exclusively to an Exploration Program and Budget, by multiplying the Recalculated Ownership Interest by 10%; or

B.          for a default relating to a Program and Budget covering in whole or in part Pre-Feasibility Study and/or Feasibility Study Operations, by multiplying Recalculated Ownership Interest by 15%.

The Ownership Interest of the other Member shall be increased by the amount of the reduction in the Ownership Interest of the Reduced Member, including but not limited to the additional reductions under Subsections 11.5(b)(1)(A) or (B).

                                        (2)          For a default relating to a Program and Budget covering in whole or in part Development or Mining, at the non-defaulting Member's election, the defaulting Member shall be deemed to have withdrawn from the Company and relinquished to the non-defaulting Member its entire interest in the Assets; provided, however, the defaulting Member shall have the right to receive only from seven and one-half percent (7.5%) of Net Proceeds, if any, and not from any other source, an amount equal to ninety five percent (95%) of the defaulting Member's Equity Account balance at the time of such default. Upon receipt of such amount, the defaulting Member shall thereafter have no further right, title or interest in the Assets.

                                        (3)          Dilution under this Subsection 11.5(b) shall be effective as of the date of the original default and Section 10.6 shall not apply. The amounts of any Cover Payment under Section 11.4 and interest thereon, or any interest accrued in accordance with Section 11.3, shall be deemed to be amounts contributed by the non-defaulting Member and not as amounts contributed by the defaulting Member.

                                        (4)          Whenever Ownership Interests are recalculated pursuant to this Subsection 11.5(b), (A) the respective Equity Accounts of the Members shall be adjusted to bear the same ratio to each other as their respective recalculated Ownership Interests and (B) the portion of Capital Account attributable to the reduced Ownership Interest of the Reduced Member shall be transferred to the other Member.

                              (c)          If a Member has defaulted in meeting a cash call or repaying a loan and the non-defaulting Member has made a Cover Payment, then, in addition to a reduction in the defaulting Member's Ownership Interest pursuant to Subsection 11.5(b), the non-defaulting Member shall have the right, (i) if the indebtedness of the defaulting Member to the non-defaulting Member arising from a default or Cover Payment is not discharged within forty-five (45) days of the default or Cover Payment and (ii) upon not less than thirty (30) days advance written notice to the defaulting Member, to elect to purchase all the right, title and interest, however and whenever acquired or arising, of the defaulting Member in the Company and the Assets, including but not limited to its Ownership Interest or Net Proceeds interest, together with all proceeds from and accessions to the foregoing (collectively the "Defaulting Member's Entire Interest") at a purchase price equal to ninety percent (90%) of the fair market value thereof as determined by a qualified independent appraiser appointed by the non-defaulting Member. If the defaulting Member objects in writing to the appraiser so appointed within ten (10) days after receiving written notice of appointment, then another qualified independent appraiser shall be appointed jointly by the appraiser appointed by the non-defaulting Member and a qualified independent appraiser appointed by the defaulting Member; provided, however, that if the defaulting Member fails to designate a qualified independent appraiser for such purpose within ten (10) days after giving written notice of such objection, then the appraiser originally appointed by the non-defaulting Member shall serve as the appraiser; provided further, that if the appraisers appointed by each of the Members fail to appoint a third qualified independent appraiser within five (5) days after the appointment of the last of them, then upon the application of a Member a qualified independent appraiser shall be appointed by a judge of the New Mexico District Court in Cibola County. There shall be withheld from the purchase price payable upon transfer of the Defaulting Member's Entire Interest, the amount of any Cover Payment under Section 11.4 plus unpaid interest thereon to the date of such transfer and any unpaid interest accrued in accordance with Section 11.3 to the date of such transfer. Upon payment of the purchase price, the defaulting Member shall be deemed to have relinquished all of the Defaulting Member's Entire Interest to the non-defaulting Member.

                              11.6        Audits.

                              (a)          Within ninety (90) days after the end of each calendar year and at the request of a Member, an independent certified public accountant selected by the Manager shall conduct an audit in accordance with generally accepted auditing standards covering all books and records maintained by the Manager pursuant to the Agreement, all Assets and Encumbrances, all transactions completed and Operations conducted during such year, all production and inventory records, all costs for which the Manager sought reimbursement, and all other matters customarily included in such audits. Any exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after receipt of the audit report by both Members, unless a Member elects to have an independent audit made pursuant to Subsection 11.6(b) which is ongoing at the end of such three (3) month period, in which case such exceptions and claims may be made within the period provided in Subsection 11.6(b). If no timely exception or claim is made, the audit to be deemed correct and binding upon the Members. The cost of audits under this Section 11.6(a) shall be charged to the Business Account.

                              (b)          Notwithstanding any audit pursuant to Section 11.6(a), a Member shall have the right, at its sole cost, to have an independent certified public accountant make an independent audit of Company books, records and accounts, including but not limited to charges to the Business Account. Such audit shall cover matters selected by the requesting Member. The requesting Member shall give the other Member thirty (30) days prior written notice of such audit. Such audit shall (i) be conducted during the Manager's normal business hours and (ii) not interfere with Operations. Neither Member shall have the right to such an audit relating to any transactions or Operations started more than twenty-four (24) months after the calendar year during which such transactions or Operations were charged to the Business Account. All written exceptions to and claims upon the Manager for discrepancies disclosed by such an audit shall be deemed waived unless made within three (3) months after delivery by the auditors to the Member that requested the audit of a written report on such audit.

ARTICLE XII
PROPERTIES

                              12.1        Royalties, Production Taxes and Other Payments Based on Production. All required payments of (i) advance and production royalties, (ii) other amounts required by the Mining Lease, (iii) severance, resources, processor's and other taxes based on production of Products, and (iv) other payments out of such production to private parties and governmental entities, shall be determined and made by the Manager in a timely manner and otherwise in accordance with Law and agreements. The Manager shall at the request of a Member furnish to the Members evidence of timely payment. In the event the Manager fails to make any such required payment, a Member may make such payment and shall thereby become subrogated to the rights of the payee; provided, however, that the making of any such payment on behalf of the Company shall not constitute acceptance by the paying Member of any liability to such third party for the underlying obligation.

                              12.2        Abandonment and Surrender. The Management Committee may authorize the Manager to surrender or abandon part or all of the Properties. If a Member objects to such surrender or abandonment, that Member may elect to have the Company to assign and convey to the objecting Member or its nominee, without cost to the objecting Member, the Company's interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the Company other than those to which both Members have agreed. Upon such assignment and conveyance, the interest assigned and conveyed shall cease to be part of the Properties.

ARTICLE XIII
CONFIDENTIALITY, OWNERSHIP, USE
AND DISCLOSURE OF INFORMATION

                              13.1        Business Information. All Business Information shall be owned jointly by the Members in proportion to their respective Ownership Interests. Subject to the last sentence of this Section 13.1, both before and after termination of the Company, all Business Information may be used by either Member for any purpose, whether or not competitive with the Business, without consulting with or obligation to the other Member. Except as provided in Sections 13.3 and 13.4, or with the prior written consent of the other Member, a Member shall keep confidential and not disclose to any third party or to the public any portion of the Business Information that constitutes Confidential Information.

                              13.2        Member Information. In performing its obligations under this Agreement, a Member shall not be obligated to disclose any Member Information to the other Member, to the Company, or to the Manager. If a Member elects to disclose Member Information to the other Member, to the Company, or to the Manager, such Member Information, together with all improvements, enhancements, refinements and incremental additions thereto that are developed, conceived, originated or obtained by either Member in performing its obligations under the Agreement ("Enhancements"), shall be owned exclusively by the Member that originally developed, conceived, originated or obtained such Member Information. Each Member, the Company and the Manager may use and enjoy the benefits of such Member Information and Enhancements in the Business, but the Member, the Company or the Manager that did not originally develop, conceive, originate or obtain such Member Information may not use the same for any other purpose. Except as provided in Section 13.4, or with the prior written consent of the other Member, which consent may be withheld in such Member's sole discretion, a Member shall keep confidential and not disclose to any third party or to the public any portion of the Member Information and Enhancements owned by the other Member that constitutes Confidential Information.

                              13.3        Permitted Disclosure of Confidential Business Information. A Member may disclose Business Information that is Confidential Information (i) to its officers, directors, partners, members, employees, Affiliates, agents, attorneys, accountants, consultants, contractors, subcontractors and advisors, for the sole purpose of such Member's performance of its obligations under the Agreement, (ii) to any party to whom the disclosing Member contemplates a Transfer of all or any part of its Ownership Interest, for the sole purpose of enabling that party to evaluate the proposed Transfer, (iii) to any actual or potential lenders, underwriters, investment bankers or investors, for the sole purpose of enabling such parties to evaluate whether to make a loan to or investment in the disclosing Member, or (iv) to a third party with whom the disclosing Member contemplates any independent business activity or operation.

          The Member disclosing Confidential Information pursuant to this Section 13.3 shall disclose the same only to parties that (i) have a bona fide need to know such Confidential Information for a purpose for which disclosure to such parties is permitted under this Section 13.3 and (ii) have agreed in a writing delivered to and enforceable by the other Member to use such Confidential Information solely for such purpose and otherwise to be bound by the provisions of this Article XIII. Such writing shall not preclude parties described in this second paragraph of this Section 13.3 from discussing and completing a Transfer transaction with the other Member. The Member disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by third parties in violation of the Agreement or such writing.

                              13.4        Disclosure Required By Law. Notwithstanding anything to the contrary contained in this Article XIII, a Member may disclose Confidential Information if in the opinion of the disclosing Member's legal counsel such disclosure is legally required to be made (i) in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or applicable order or (ii) pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Member.

          Prior to disclosure of Confidential Information pursuant to this Section 13.4, the disclosing Member shall give the other Member at least ten (10) days prior written notice (unless less time is permitted by such subpoena, order, rules or regulations). In making such disclosure, the disclosing Member shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable efforts to preserve the confidentiality thereof, including but not limited to obtaining protective orders and supporting the other Member's intervention in any proceeding.

                              13.5        Public Announcements. Prior to making or issuing any press release or other public announcement or disclosure of Business Information, a Member shall consult with the other Member as to the content and timing of such announcement or disclosure, unless in the good faith judgment of the announcing or disclosing Member insufficient time is allowed by Law to consult with the other Member before such announcement or disclosure must be made, but in such event, the announcing or disclosing Member shall as soon as possible provide the other Member with a copy of such announcement or disclosure. Any such press release or other public announcement or disclosure shall also identify the non-announcing or non-disclosing Member.

ARTICLE XIV
RESIGNATION AND DISSOLUTION

                              14.1        Events of Dissolution. The Company shall be dissolved upon the occurrence of any of the following:

                              (a)          end of its term in accordance with Section 2.6;

                              (b)          unanimous written agreement of the Members;

                              (c)          at the election of a Member upon sixty (60) days notice of termination to the other Member, if the Management Committee fails to adopt an annual Program and Budget for nine (9) months after the expiration of the latest adopted Program and Budget, but only following the completion of the processes provided for in Sections 8.2 and 10.4;

                              (d)          resignation of a Member pursuant to Section 14.2 or upon the bankruptcy, insolvency, dissolution or assignment for the benefit of creditors of a Member;

                              (e)          as provided in Section 14.4; or

                              (f)          as otherwise provided by the Act.

                              14.2        Resignation. Subject to Sections 4.1, 5.1 and 5.2 of the LLC Members' Agreement and the other provisions of the Agreement, a Member may elect to resign from the Company by giving written notice to the other Member of the effective date of resignation, which date shall be the later of the end of the then current Program Period or thirty (30) days after the date the notice is delivered. Upon such a resignation, the resigning Member shall be deemed to have transferred to the remaining Member all of its Ownership Interest, including but not limited to all of its rights, titles and interests in the Assets and in its Capital Account, without cost and free and clear of all Encumbrances arising by, through or under the resigning Member except those (i) described in Paragraph 1.1 of Exhibit A and (ii) to which both Members have agreed. The resigning Member shall execute and deliver such instruments as may be necessary in the reasonable judgment of the other Member to evidence such transfer. A resigning Member shall have no right to receive (i) the fair value of his Ownership Interest pursuant to Section  18-604 of the Act or (ii) any other amount. If within a single sixty (60) day period both Members elect to withdraw, then the Company shall be deemed to have been terminated by unanimous written agreement of the Members pursuant to Section 14.1(b).

                              14.3        Disposition of Assets on Dissolution. In addition to dissolution pursuant to Section 14.1, the Company shall be dissolved if the Properties have been mined to Economic Exhaustion. "Economic Exhaustion" shall occur whenever a skilled and prudent miner knowledgeable about the costs and economics of the uranium mining industry would abandon permanently mineral extraction operations on the Properties as uneconomic rather than continue upkeep and maintenance of the Assets on a standby basis. If a Member elects in its sole discretion to advance the funds ("Standby Funds") required for upkeep and maintenance of the Assets for at least one year (which shall be subject to recoupment only from Products subsequently produced), then it shall be conclusively presumed that Economic Exhaustion has not occurred for so long as Standby Funds are sufficient to continue upkeep and maintenance of the Assets on a standby basis.

                              14.4        Filing of Certificate of Cancellation. Upon completion of the winding up of the affairs of the Company, the Manager shall promptly file a Certificate of Cancellation with the Office of the Secretary of State of Delaware, except that if the Manager has caused the dissolution of the Company, either voluntarily or involuntarily, then a person selected by the Members to wind up the affairs of the Company shall file the Certificate of Cancellation.

                              14.5        Right to Data After Dissolution. After dissolution of the Company pursuant to Sections 14.1(a), (b), (c), (e) or (f), each Member shall be entitled to make and retain copies of all data acquired by the Company before the effective date of termination but not previously furnished to it; provided, however, that a resigning Member or a Member whose bankruptcy, insolvency, dissolution, or assignment for the benefit of creditors resulted in the dissolution of the Company pursuant to Subsection 14.1(d), shall not be entitled to any such copies.

                              14.6        Liquidation and Termination. Upon dissolution of the Company, the Manager shall appoint in writing one or more liquidators (who may but need not be a Member or the Manager), who shall have full authority to wind up the affairs of the Company and to make a final distribution as provided herein. The liquidator(s) shall continue to operate the Company, with all of the power and authority of the Management Committee and the Manager, to the extent necessary or appropriate for the efficient completion of liquidation. The steps to be accomplished by the liquidator(s) are as follows:

                              (a)          Without limitation of the foregoing, the liquidator(s) shall have the power and authority (i) to complete any transaction and satisfy any obligation uncompleted or unsatisfied at the time of dissolution if the transaction or obligation arises out of Operations prior to dissolution and (ii) to grant or receive extensions of time or change the method of payment of already existing liabilities or obligations, prosecute and defend actions on behalf of the Company, encumber Assets, and take any other reasonable action in any matter with respect to which the Company continues to have, or appears or is alleged to have, an interest or liability.

                              (b)          As promptly as practicable after dissolution and again after final liquidation, the liquidator(s) shall cause a proper accounting to be made by independent certified public accountants of the Company's assets, liabilities, Business and Operations, through the last day of the month in which the dissolution occurs or final liquidation is completed, as the case may be, including in such accounting the profit or loss resulting from the actual or deemed sale or distribution of Assets, as provided in Exhibit C.

                              (c)          The liquidator(s) shall pay the debts and liabilities of the Company or otherwise make provision therefor, including but not limited to by the creation of one or more cash escrow funds for contingent liabilities in such amounts and for such terms as the liquidator(s) shall determine. The liquidator(s) shall then by payment of cash and/or property (in the sole discretion of the liquidator(s)), and, in the case of property, valued by an independent appraiser selected by the liquidator(s) at fair market value as of the date of dissolution, distribute to the Members in proportion to their respective Ownership Interests as of such date, such amounts of cash and property as are required to dispose of all remaining Assets. For purposes of this Section 14.6, a distribution of an asset or an undivided interest in an asset in kind to a Member shall be considered a distribution of an amount equal to the fair market value of such asset or undivided interest. A Member shall have the right to designate another person or entity to receive any property that otherwise would be distributed in kind to that Member pursuant to this Section 14.6.

                              (d)          Any real property distributed to the Members pursuant to this Section 14.6 shall be (i) conveyed by special warranty deed and (ii) subject to all Encumbrances, contracts and commitments then in effect with respect to such property, which shall be assumed by the Member(s) receiving such property.

                              (e)          Except as expressly provided in the Agreement, the liquidator shall comply with any applicable requirements of the Act and other Laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets. Liquidation of the Company shall be completed within any time limits imposed by Treasury Regulations Sec. 1.704-1(b) (2) (ii) and (g), the Act and other Law.

                              (f)          The distribution of cash or property to the Members in accordance with the provisions of this Section 14.6 shall be deemed to constitute a complete (i) return to the Members of their respective Capital Contributions and (ii) distribution to the Members of their respective interests in the Company and in all property of the Company. Subject to Sections 4.1 and 4.2 of the LLC Members' Agreement and other applicable provisions of the Agreement, neither Member shall have any obligation to contribute to the Company or to pay to the other Member or any other person or entity any deficit in its Capital Account.

                              (g)          Upon the completion of the distribution of the Company's assets as provided in this Section 14.6, the Company shall be terminated and the liquidator shall file a certificate of cancellation and take such other actions as may be necessary to terminate the Company.

ARTICLE XV

DISPUTES

                              15.1        Incorporation of Article VII of LLC Members' Agreement by Reference. Article VII of the LLC Members' Agreement is hereby incorporated by reference in its entirety in this LLC Operating Agreement as Article XV hereof.

ARTICLE XVI
GENERAL PROVISIONS

                              16.1        Incorporation of Article VIII of LLC Members' Agreement by Reference. Article VIII of the LLC Members' Agreement is hereby incorporated by reference in its entirety in this LLC Operating Agreement as Article XVI hereof.

IN WITNESS WHEREOF, the parties hereto have executed this LLC Operating Agreement as of the Effective Date.

NEUTRON ENERGY, INC.

By:      /s/ Kelsey Boltz, President
            Kelsey Boltz, President

URANIUM ENERGY CORPORATION

By:     /s/ Harry L. Anthony
           Name: Harry L. Anthony
Title:  Chief Operation Officer

EXHIBIT A

to

LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

of

CIBOLA RESOURCES LLC

ASSETS AND AREA OF INTEREST

1.1       PROPERTIES AND TITLE EXCEPTIONS

"South L Bar Tract"

That certain tract of land sometimes known as the "South L Bar Tract," located in Cibola (formerly Valencia) County, New Mexico, comprising a portion of the lands originally known and referred to as "L Bar Ranch," lying within the boundaries of the original Cebolleta Land Grant, the exterior boundaries of the South L Bar Tract being more particularly described as follows, to-wit:

Beginning at a point on the original South boundary of the Cebolleta Land Grant, which point bears North 89o56' West 4842.42 feet from the 14-mile corner or marker on the original Southern boundary of said Cebolleta Land Grant; thence due North along the Easterly boundary of the lands owned by the Cebolleta people and adjoining the L Bar Ranch lands a distance of 10,411.75 feet to a point; thence South 89o59'20" East 13,751.27 feet to a point; thence South 00o18'21" East 10,433.41 feet to a point on the original Southern boundary of the Cebolleta Land Grant, which is the Southeast corner of this tract; thence along the original Southern boundary of the Cebolleta Land Grant North 89o47' West a distance of 1081.2 feet; thence North 89o47' West a distance of 2638.35 feet to a point; thence North 89o57' West a distance of 5245.68 feet to a point; thence North 89o56' West 4842.42 feet to the place and point of beginning;

EXCEPTING AND EXCLUDING all portions of said South L Bar Tract lying and being East of the Exxon Mineral Fee West Boundary Line, as set forth in that certain Quitclaim deed from Sohio Petroleum Company and Reserve Oil and Minerals Corporation, as Grantors, to Exxon Company, U.S.A., as Grantee, dated February 11, 1974 and recorded in Volume 248, at pages 5135-5137, of the official records of Valencia County;

EXHIBIT A

ALSO EXCEPTING AND EXCLUDING all portions of said South L Bar Tract lying and being within the boundaries of "Tract I," as described in that certain Special Warranty Deed dated December 31, 1963 from Jno. Hampton and Hazel E. Hampton, husband and wife, et al., as Grantors, to Cebolleta Land Grant, as Grantee, recorded in Volume 151, at page 196, of the official records of Valencia County;

ALSO EXCEPTING AND EXCLUDING all portions of said South L Bar Tract lying and being within the boundaries of the "DOE Tract," as described in Exhibit "A" to Warranty and Quitclaim Deed dated September 22, 2004 from Sohio Western Mining Company, as Grantor, to United States of America, as Grantee, recorded in volume 13 at page 9438, of the official records of Cibola County;

ALSO EXCEPTING AND EXCLUDING a tract bound on the North by the North line of said South L Bar Tract; bound on the West by the East line of "Tract I," as described in that certain Special Warranty Deed dated December 31, 1963 from Jno. Hampton and Hazel E. Hampton, husband and wife, et al., as Grantors, to Cebolleta Land Grant, as Grantee, recorded in Volume 151, at page 196, of the official records of Valencia County; bound on the South by the North line of the "DOE Tract," as described in Exhibit "A" to Warranty and Quitclaim Deed dated September 22, 2004 from Sohio Western Mining Company, as Grantor, to United States of America, as Grantee, recorded in Volume 13, at page 9438, of the official records of Cibola County; and bound on the East by the following described line: beginning at the Northeast corner of the "DOE Tract," as described in Exhibit "A" to Warranty and Quitclaim Deed dated September 22, 2004 from Sohio Western Mining Company, as Grantor, to United States of America, as Grantee, recorded in Volume 13, at page 9438, of the official records of Cibola County; thence due North to the North line of said South L Bar Tract; and the

"St. Anthony" Tracts

Township 11 North, Range 5 West, N.M.P.M.

Section 23: All that portion of Section 23 lying and being South of the South Line of the Original South Boundary of the Cebolleta Land Grant.

Section 24: All that portion of Section 24 lying and being South of the South Line of the Original South Boundary of the Cebolleta Land Grant.

Section 25: N1/2

Section 26: N1/2

Township 11 North, Range 4 West of the N.M.P.M.

EXHIBIT A

Section 19: All that portion of Section 19 lying and being South of the South Line of the Original South Boundary of the Cebolleta Land Grant.
Section 20: All that portion of Section 20 lying and being South of the South Line of the Original South Boundary of the Cebolleta Land Grant.
Section 21: All that portion of Section 21 lying and being South of the South Line of the Original South Boundary of the Cebolleta Land Grant.
Section 22: All that portion of Section 22 lying and being South of the South Line of the Original South Boundary of the Cebolleta Land Grant.
Section 23: SW1/4
Section 26: NW1/4
Section 27: All
Section 28: All
Section 29: N1/2
Section 30: N1/2;

with the South L Bar Tract and the St. Anthony Tracts containing in the aggregate 6,717.00 acres, more or less;

with both the L Bar Tract and the St. Anthony Tracts being SUBJECT TO the Encumbrances (as defined in Exhibit D) and other title exceptions described in the Title Opinion (as defined in Section 3.2(a) of the LLC Members' Agreement).

1.2       PERSONAL PROPERTY

Any Existing Data (as defined in Exhibit D) owned by, in the possession of, or reasonably available to NEI or UEC.

1.3       AREA OF INTEREST

All surface and mineral fee interests now owned or hereafter acquired by La Merced del Pueblo de Cebolleta, a political subdivision of the State of New Mexico, within the exterior boundaries of the South L Bar Tract or the St. Anthony Tracts, both as described in Part 1.1 of this Exhibit A, and all interests in real estate now owned or hereafter acquired by NEI, UEC and/or Cibola Resources LLC, or any Affiliate (as defined in Exhibit D) of any of them, within said exterior boundaries.

EXHIBIT A

EXHIBIT B

to

LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

of

CIBOLA RESOURCES LLC

ACCOUNTING PROCEDURES

          The financing and accounting procedures to be followed by the Manager and the Members under the Agreement are set forth below. All capitalized terms in these Accounting Procedures shall have the definition attributed to them in the Agreement, unless defined otherwise herein.

          The purpose of these Accounting Procedures is to establish equitable methods for determining charges and credits applicable to Operations. The Members shall meet and in good faith endeavor to agree upon changes deemed necessary to correct any unfairness or inequity resulting form these Accounting Procedures. In the event of a conflict between the provisions of these Accounting Procedures and those of the Agreement, the provisions of the Agreement shall control. The Accounting Procedures shall be fairly and consistently applied.

Article I
GENERAL PROVISIONS

          1.1          General Accounting Records. The Manager shall maintain detailed and comprehensive cost accounting records in accordance with these Accounting Procedures, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documents, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of Operations for managerial, tax, regulatory and other financial and legal reporting purposes related to the Company. Such records shall be retained for the longer of the period allowed the Members for audit pursuant to Section 11.6 or the period necessary to comply with tax and regulatory requirements. The records shall reflect all obligations, advances and credits of the Members.

          1.2          Cash Management Accounts. The Manager shall maintain one or more separate cash management accounts for payment of all expenses and deposit of all cash receipts.

          1.3          Statements and Billings. The Manager shall prepare statements and bill the Members as provided in Article XI. Payment by either Member or the Manager of any such billing shall not prejudice such Member's or the Manager's, as the case may be, right to protest or question the correctness thereof for a period not to exceed twenty-four (24) months following the end of the calendar year during which such billings were received by such Member or the Manager. All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made within such twenty-four (24) month period. The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Paragraphs 5.1 and 5.2 of this Exhibit B.

EXHIBIT B

Article II
CHARGES TO BUSINESS ACCOUNT

          Subject to the limitations hereinafter set forth, the Manager shall charge the Business Account with the following:

          2.1          Property Acquisition Costs, Rentals, Royalties and Other Payments. All property acquisition and holding costs, including but not limited to filing fees, license fees, costs of permits, initial and subsequent cash payments to lessors, annual advance rental payments to lessors, recoverable reserve payments to lessors, production royalties and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.

          2.2          Labor and Employee Benefits.

                         (a)          Salaries and wages of the Manager's employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by or in Operations.

                         (b)          The Manager's cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Subparagraph 2.2(a) and Paragraph 2.12 of this Exhibit B. Such costs may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Manager's cost experience and shall be adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

                         (c)          The Manager's actual cost of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans based on actual rates of production, cost savings and other production factors, and similar bonus plans customary in the industry or necessary or appropriate to attract competent employees, which bonus payments shall be considered salaries and wages under Subparagraph 2.2(a) or Paragraph 2.12 of this Exhibit B rather than employees' benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under said Subparagraphs 2.2(a) or Paragraph 2.12, provided that the plans are limited to the extent feasible to those customary in the industry.

                         (d)          Cost of assessments imposed by governmental authorities that are applicable to salaries and wages chargeable under said Subparagraph 2.2(a) and Paragraph 2.12, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

EXHIBIT B

          2.3          Materials, Equipment and Supplies. The cost of materials, equipment and supplies (herein called "Material") purchased from unaffiliated third parties or furnished by a Member as provided in Paragraph 3.2 of this Exhibit B. The Manager shall purchase or furnish only so much Material as may be required for use in efficient and economical Operations. The Manager shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

          2.4          Equipment and Facilities Furnished by a Member. The cost of machinery, equipment and facilities owned by a Member and used in Operations or to provide support or utility services to Operations, charged at rates commensurate with the actual costs of owning and operating such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed (a) the Prime Rate plus three percent (3%) per annum and (b) normal commercial rates in the vicinity of the Operations.

          2.5          Transportation. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for Operations.

          2.6          Contract Services and Utilities. The cost of contract services and utilities procured from outside sources, other than services described in Paragraphs 2.9 and 2.13 of this Exhibit B. If contract services are performed by the Manager or an Affiliate of the Manager, the cost charged to the Business Account shall not be greater than that for which comparable services and utilities are available in the open market in the vicinity of Operations. The cost of professional consultant services procured from any outside source in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum for any single contract shall not be charged to the Business Account unless approved by the Management Committee.

          2.7          Insurance Premiums. Net premiums paid for insurance required to be carried for Operations for the protection of the Members. To the extent that the Manager may self-insure for Workers' Compensation and/or Employer's Liability under New Mexico Law, the Manager may elect to include such risks in its self-insurance program and shall charge its costs of self-insuring such risks to the Business Account, provided that such charges shall not exceed premiums for insurance available in the vicinity of the Operations.

          2.8          Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

          2.9          Legal and Regulatory Expense. Except as otherwise provided in Paragraph 2.13 of this Exhibit B, all legal and regulatory costs and expenses incurred in or resulting from Operations or necessary or appropriate to protect or recover the Assets of the Company, including but not limited to costs of title investigation and title curative services. All (i) attorneys' fees and other legal costs to handle, investigate and settle litigation or claims and (ii) amounts paid in settlement thereof, in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum for any one litigation or claim, shall not be charged to the Business Account unless approved by the Management Committee.

EXHIBIT B

          2.10        Audit. Cost of annual audits under Subsection 11.6(a).

          2.11        Taxes. All taxes, assessments and like charges on Operations and Assets which have been paid by the Manager for the benefit of the Members or the Company. Each Member is separately responsible for taxes determined or measured by its sales revenue or net income.

          2.12        District and Camp Expense (Field Supervision and Camp Expenses). A pro rata portion of (i) the salaries and expenses of the Manager's superintendent and other employees serving Operations whose time is not allocated directly thereto, (ii) the costs of maintaining and operating an office and any necessary or appropriate suboffices and (iii) the costs of all necessary or appropriate camps, including but not limited to the costs of housing facilities for employees. The costs of offices, suboffices and camps, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for all properties served by the Manager's employees and facilities shall be apportioned to the Business Account on the basis of a ratio to be approved by the Management Committee.

          2.13        Administrative Charges.

                         (a)          Each month, the Manager shall charge the Business Account a sum for each phase of Operations as provided below, which shall be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses to conduct each phase of Operations, and which shall be in lieu of any management fee:

                                        (i)          Exploration Phase - fifteen percent (15%) of Allowable Costs up to One Hundred Thousand Dollars ($100,000.00), and seven and one-half percent (7.5%) of Allowable Costs over One Hundred Thousand Dollars ($100,000.00).

                                        (ii)         Development Phase - five percent (5%) of Allowable Costs up to Five Hundred Thousand Dollars ($500,000.00), and three and one-half percent (3.5%) of Allowable Costs over Five Hundred Thousand Dollars ($500,000.00).

                                        (iii)        Major Construction Phase - three percent (3%) of Allowable Costs.

                                        (iv)         Mining Phase - three percent (3%) of Allowable Costs.

                              (b)          "Allowable Costs," as used in this Paragraph 2.13 for a particular phase of Operations shall mean all charges to the Business Account excluding (i) the administrative charge referred to herein; (ii) depreciation, depletion or amortization of tangible or intangible Assets; (iii) amounts charged in accordance with Paragraphs 2.1 and 2.9 of this Exhibit B; and (iv) marketing costs. The Manager shall attribute Allowable Costs to a particular phase of Operations by applying the following guidelines:

EXHIBIT B

                                                  (A)          The Exploration Phase shall cover Operations conducted to ascertain the existence, location, extent or quantity of any deposit of ore or mineral.

                                                  (B)          The Development Phase shall cover Operations, including but not limited to those relating to Pre-Feasibility Studies and Feasibility Studies, conducted to assess an ore body, to extend production of an existing ore body or to construct or install related fixed Assets.

                                                  (C)          The Major Construction Phase may cover all Operations involved in the construction of mines, mine workings and associated improvements and ore processing facilities, if applicable.

                                                  (D)          The Mining Phase shall cover all other Operations not otherwise covered above, including but not limited to all activities such as reclamation conducted after Mining Operations have ceased.

                              (c)          Various phases of Operations may be conducted concurrently, in which event the administrative charge shall be calculated separately for Allowable Costs attributable to each phase.

                              (d)          The monthly Administrative Charge determined for each phase of Operations shall be equitably apportioned among all of the Operations subject to the Agreement during such monthly period on the basis of a ratio approved by the Management Committee.

                              (e)          The following is a representative list of items that constitute the Manager's principal business office expenses that are expressly covered by the Administrative Charge, except to the extent that such items are directly chargeable to the Business Account under other provisions of this Article II:

                                        (i)          Administrative supervision, which includes all services rendered for Operations by the Manager's managers, department supervisors, officers or directors.

                                        (ii)         Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports;

                                        (iii)        The services of tax counsel, accountants and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Business Account;

                                        (iv)         Routine legal services rendered by outside counsel and the Manager's legal staff not otherwise charged to the Business Account under Paragraph 2.9 of this Exhibit B, including but not limited to property acquisition, attorney management and oversight and support services provided by Manager's legal staff concerning any litigation; and

                                        (v)          Rentals and other charges for office and records storage space, telephone, internet and other utility services, office equipment and supplies.

EXHIBIT B

                              (f)          The Management Committee shall annually review Administrative Charges and shall amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive based on the principles that the Manager shall (i) not make a profit or suffer a loss on account of Administrative Charges and (ii) be fairly and adequately compensated for its costs and expenses.

          2.14          Environmental Compliance Fund. Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund which, through successive proportionate contributions during the term of the Company, shall (i) pay for ongoing Environmental Compliance conducted during Operations and (ii) pay for the reasonably anticipated costs of mine closure, post-Mining Environmental Compliance and Continuing Obligations. The Manager shall invest such amounts on behalf of the Members as (i) provided in Section 9.2(q) of the Agreement and (ii) approved by the Management Committee pursuant to the Agreement.

          2.15          Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

Article III
BASIS OF CHARGES TO BUSINESS ACCOUNT

          3.1          Purchases. Material purchased and services procured from third parties shall be charged to the Business Account by the Manager at invoiced cost, including applicable taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Business Account when an adjustment is received from the vendor.

          3.2          Material Furnished by a Member for Use in the Business. Any Material furnished by either Member for use in the Business or distributed to either Member by the Manager shall be priced on the following basis:

                         (a)          New Material: New Material furnished by either Member shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement cost for the same kind of Material exclusive of any available cash discounts, at the time it is furnished (the "New Price").

                         (b)          Used Material.

                                        (i)          Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

                                                  (A)          Used Material furnished by either Member shall be priced at seventy-five percent (75%) of the New Price;

EXHIBIT B

                                                  (B)          Used Material distributed to either Member shall be priced (i) at seventy-five percent (75%) of the New Price, if such Material was originally charged to the Business Account as New Material, or (ii) at sixty-five percent (65%) of the New Price, if such Material was originally charged to the Business Account as Used Material at seventy-five percent (75%) of the New Price.

                                        (ii)         Other used Material that, after reconditioning, will be further serviceable for its original function as good used Material, or that is serviceable for original function but not substantially suitable for reconditioning, shall be priced at fifty percent (50%) of New Price. The cost of any reconditioning shall be borne by the transferee.

                                        (iii)        Bad Used Material that is no longer usable for its original purpose without excessive repair cost but is further usable for some other purpose shall be priced on a basis comparable with items normally used for that purpose.

                                        (iv)         All other Material, including but not limited to junk, shall be priced at a value commensurate with its use or at prevailing prices.

                         (c)          Obsolete Material. Any Material that is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above shall be priced by the Management Committee. Such price shall be set at a level that will result in a charge to the Business Account equal to the value of the service to be rendered by such Material.

          3.3          Premium Prices. Whenever Material is required for Operations but not readily obtainable at published or listed prices because of a national emergency, strike or other circumstances over which the Manager has no control, the Manager may charge the Business Account for the required Material on the basis of the Manager's direct cost and expense incurred in procuring such Material and making it suitable for use. The Manager shall give written notice of the proposed charge to the Members before such charge is to be billed, whereupon either Member shall have the right, by notifying the Manager within ten days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager.

          3.4          Warranty of Material Furnished by the Manager or Members. Neither Member makes any warranty with respect to any Material and no credits shall be made to the Business Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

Article IV
DISPOSAL OF MATERIAL

          4.1          Disposition Generally. The Manager shall have no obligation to purchase a Member's interest in Material. The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by transfer to the Members as provided in Paragraph 4.2 of this Exhibit B.

EXHIBIT B

          4.2          Distribution to Members. Any distribution of Material to the Members shall be made in proportion to their respective Ownership Interests, and corresponding credits shall be made to the Business Account on the basis provided in Paragraph 3.2 of this Exhibit B.

          4.3          Sales. Sales of Material to third parties shall be credited to the Business Account at the net amount received. Any damages or claims by the purchaser shall be charged back to the Business Account if and when paid.

Article V
INVENTORIES

          5.1          Periodic Inventories, Notice and Representations. The Manager shall at reasonable intervals take inventories, which shall include all such Material as is ordinarily considered controllable by operators of mining properties, and the expense of conducting such inventories shall be charged to the Business Account. The Manager shall give written notice to the Members of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place. A Member shall be deemed to have accepted the results of any inventory taken by the Manager if the Member fails to be represented at such inventory.

          5.2          Reconciliation and Adjustment of Inventories. The Manager shall reconcile inventory and charges to the Business Account and furnish a list of overages and shortages to the Management Committee within six (6) months after an inventory is completed. Inventory adjustments shall be made by the Manager to the Business Account for overages and shortages. The Manager shall be accountable to the Company only for shortages due to its gross negligence or willful misconduct.

EXHIBIT B

EXHIBIT C

to

LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

of

CIBOLA RESOURCES LLC

TAX MATTERS

Article I
EFFECT OF THIS EXHIBIT

          This Exhibit C shall govern the relationship of the Members and the Company with respect to tax matters and the other matters addressed herein. Except as otherwise indicated, capitalized terms used in this Exhibit shall have the meanings given to them in the Agreement. In the event of a conflict between this Exhibit and the other provisions of the Agreement, the terms of this Exhibit shall control.

Article II
TAX MATTERS PARTNER

          2.1          Designation of Tax Matters Partner. The Manager is hereby designated the tax matters partner (the "TMP" or the "Manager") as defined in Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended ("the Code") and shall be responsible for, make elections for, prepare and file any federal and state tax returns or other required tax forms following approval by the Management Committee. If a Member is the Manager at the end of any taxable year and thereafter for any reason ceases being Manager, that Member shall continue as TMP with respect to all tax matters concerning such year unless the TMP for such year is required to be changed pursuant to applicable Treasury Regulations. If a non-Member is the Manager at the end of any taxable year and thereafter for any reason ceases being Manager, the newly appointed Manager shall be the TMP with respect to all tax matters concerning such year. The TMP and the Members shall use their reasonable best efforts to comply with the responsibilities outlined in this Article II and in Sections 6221-6233 of the Code (including any Treasury regulations promulgated thereunder) and in doing so shall incur no liability to any other party.

          2.2          Notice. Each Member shall furnish the TMP with such information (including but not limited to the information specified in Section 6230(e) of the Code) as it may reasonably request to permit it to provide the Internal Revenue Service (the IRS") with sufficient information to allow proper notice to the Members in accordance with Section 6223 of the Code. The TMP shall keep each Member informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items in accordance with Section 6223(g) of the Code.

EXHIBIT C

          2.3          Inconsistent Treatment of Tax Item. If an administrative proceeding contemplated under Section 6223 of the Code has begun, and the TMP so requests, each Member shall notify the TMP of its treatment of any partnership item on its pertinent federal income tax return that is inconsistent with the treatment of that item on the partnership return filed on behalf of the Company.

          2.4          Extensions of Limitation Periods. The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without first giving reasonable advance notice to the other Member.

          2.5          Requests for Administrative Adjustments. Neither Member shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of partnership items for any taxable year of the Company without first notifying the other Member. If the other Member agrees with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Company. If consent is not obtained within the shorter of thirty (30) days after notice from the proposing Member or the period required to timely file the request for administrative adjustment, either Member, including the TMP, may file that request for administrative adjustment on its own behalf.

          2.6          Judicial Proceedings. Either Member intending to file a petition under Section 6226, 6228 or other sections of the Code with respect to any partnership item, or other tax matters involving the Company, shall notify the other Member of such intention and the nature of the contemplated proceeding. If the TMP is the Member intending to file such petition, such notice shall be given within a reasonable time to allow the other Member to participate in the choosing of the forum in which such petition will be filed. If both Members do not agree on the appropriate forum, then the appropriate forum shall be decided in accordance with Section 8.2 of the LLC Operating Agreement. If a deadlock results, the TMP shall choose the forum. If either Member intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding part of this Paragraph 2.6, such Member shall notify the other Member of such intended action.

          2.7          Settlements. The TMP shall not bind the other Member to a settlement agreement relating to taxes without first obtaining the written consent of any such Member. A Member who enters into such a settlement agreement for its own account with respect to any partnership items, as defined by Section 6231(a)(3) of the Code, shall notify the other Member of such settlement agreement and its terms within ninety (90) days from the date thereof.

          2.8          Fees and Expenses. The TMP shall not engage legal counsel, certified public accountants or others to deal with tax matters without the prior consent of the Management Committee. Either Member may engage legal counsel, certified public accountants or others on its own behalf and at its sole cost and expense. Any reasonable item of expense, including but not limited to fees and expenses for legal counsel, certified public accountants and others which the TMP incurs (after proper consent by the Management Committee as provided above) in connection with any audit, assessment, litigation, or other proceeding regarding any partnership item, shall constitute proper charges to the Business Account and shall be borne by the Members as any other item which constitutes a direct charge to the Business Account pursuant to the Agreement.

EXHIBIT C

          2.9          Survival. The provisions of the foregoing Paragraphs, including but not limited to the obligation to pay fees and expenses pursuant to Paragraph 2.8 of this Exhibit C, shall survive the dissolution of the Company and the termination of either Member's interest in the Company and shall remain binding on the Members for the period of time necessary to resolve with the IRS or the Department of the Treasury any and all matters regarding the federal income taxation of the Company for the applicable tax year(s).

Article III
TAX ELECTIONS AND ALLOCATIONS

          3.1          Company Election. It is understood and agreed that the Members intend to create a partnership only for federal and state income tax purposes, and unless otherwise agreed to hereafter by both Members, neither Member shall take any action to change the status of the Company as a partnership under Treas. Reg. Section 1.7701-3 or similar provision of state law. The Manager shall file with the appropriate office of the IRS and with the appropriate offices of state income tax agencies appropriate partnership income tax returns. Each Member shall furnish to the Manager any information it may have as shall be required for proper preparation of such returns. The Manager shall furnish to the other Member for its review a copy of each proposed return at least two weeks prior to the date it is filed.

          3.2          Tax Elections. The Company shall make the following elections for purposes of all partnership income tax returns:

                         (a)          To use the accrual method of accounting.

                         (b)          Pursuant to the provisions at Section 706(b) (1) of the Code, to use as its taxable year the year ended December 31. NEI and UEC each represents to the other that its taxable year is the year ending December 31.

                          (c)          To deduct currently all development expenses to the extent possible under Section 616 of the Code.

                         (d)          Unless both Members agree otherwise, to compute the allowance for depreciation in respect of all depreciable Assets using the maximum accelerated tax depreciation method and the shortest life permissible or, at the election of the Manager, using the units of production method of depreciation.

                         (e)          To treat the payments made to CLG pursuant to the Letter Agreement and the initial cash payment, the additional cash payment, the recoverable reserve payment, and advance royalty payments made to CLG pursuant to the Mining Lease as deductions from gross income for the year paid or accrued to the extent permitted by law.

                         (f)          To adjust the basis of property of the Company under Section 754 of the Code at the request of either Member;

EXHIBIT C

                         (g)          To amortize over the shortest permissible period all organizational expenditures and business start-up expenses under Sections 195 and 709 of the Code;

          Any other election required or permitted to be made by the Company under the Code or any state tax law shall be made as determined by the Management Committee.

          Each Member shall elect under Section 617(a) of the Code to deduct currently all exploration expenses. Each Member reserves the right to capitalize its share of development and/or exploration expenses of the Company in accordance with Section 59(e) of the Code, provided that a Member's election to capitalize all or any portion of such expenses shall not affect the Member's Capital Account.

          3.3          Allocations to Members. Allocations for Capital Account purposes shall be in accordance with the following:

                         (a)          Exploration expenses and development cost deductions shall be allocated among the Members in accordance with their respective contributions to such expenses and costs.

                         (b)          Depreciation and amortization deductions with respect to a depreciable Asset shall be allocated among the Members in accordance with their respective contributions to the adjusted basis of the Asset which gives rise to the depreciation, amortization or loss deduction.

                         (c)          Production and operating cost deductions shall be allocated among the Members in accordance with their respective contributions to such costs.

                         (d)          Deductions for depletion (to the extent of the amount of such deductions that would have been determined for Capital Account purposes if only cost depletion were allowable for federal income tax purposes) shall be allocated to the Members in accordance with their respective contributions to the adjusted basis of the depletable property. Any remaining depletion deductions shall be allocated to the Members so that, to the extent possible, the Members receive the same total amounts of percentage depletion as they would have received if percentage depletion were allocated to the Members in proportion to their respective shares of the gross income used as the basis for calculating the federal income tax deduction for percentage depletion.

                         (e)          Subject to Subparagraph 3.3(g) of this Exhibit C, gross income on the sale of Products shall be allocated in accordance with the Members' rights to share in the proceeds of such sale.

                         (f)          Except as provided in Subparagraph 3.3(g) of this Exhibit C, gain or loss on the sale of a depreciable or depletable asset shall be allocated so that, to the extent possible, the net amount reflected in the Members' Capital Account with respect to such property (taking into account the cost of such property, depreciation, amortization, depletion or other cost recovery deductions and gain or loss) most closely reflects the Members' respective Ownership Interests.

EXHIBIT C

                         (g)          Gains and losses on the sale of all or substantially all of the Assets shall be allocated so that to the extent possible, the Members' resulting Capital Account balances are in the same ratio as their Ownership Interests at the time of such sale.

                         (h)          The Members acknowledge that expenses and deductions allocable under the preceding provisions of this Paragraph 3.3 may be required to be capitalized into production under Section 263A of the Code. With respect to any such capitalized expenses or deductions, the allocation of gross income on the sale of Products shall be adjusted in any reasonable manner consistently applied by the Manager, so that the same net amount (subject possibly to timing differences) is reflected in the Capital Accounts as if such expenses or deductions were instead deductible and allocated pursuant to the preceding provisions of this Paragraph.

                         (i)          All deductions and losses that are not otherwise allocated in this Paragraph 3.3 shall be allocated among the Members in accordance with their respective contributions to the costs producing each such deduction or to the adjusted basis of the Asset producing each such loss.

                         (j)          Any recapture of exploration expenses under Section 617(b) (1) (A) of the Code, and any disallowance of depletion under Section 617(b)(1)(B) of the Code, shall be borne by the Members in the same manner as the related exploration expenses were allocated to or claimed by them.

                         (k)          All other items of income and gain shall be allocated to the Members in accordance with their respective Ownership Interests.

                         (l)          If a reduced Ownership Interest is restored pursuant to Section 10.6 of the LLC Operating Agreement, the Manager shall endeavor to allocate items of income, gain, loss and deduction (in the same year as the restoration of such Ownership Interest or, if necessary, in subsequent years) so as to cause the respective Capital Account balances of the Members to be the same as they would have been if the restored Ownership Interest had never been reduced.

                         (m)        If the Members' respective Ownership Interests change during any taxable year of the Company, the distributive share of items of income, gain, loss and deduction of each Member shall be determined in any manner (i) permitted by Section 706 of the Code and (ii) agreed upon by both Members. If the Members cannot agree upon a method, the method shall be determined by the Manager in consultation with the Company's tax advisers, with preference given to the interim closing-of-the-books method except where application of that method would result in undue administrative expense in relationship to the amount of the items to be allocated.

                         (n)          For purposes of this Paragraph 3.3 of this Exhibit C, items financed through indebtedness or from revenues of the Company shall be treated as funded from contributions made by the Members to the Company in accordance with their respective Ownership Interests. "Nonrecourse deductions," as defined by Treas. Reg. Section 1.704-2(b) (1), shall be allocated between the Members in proportion to their respective Ownership Interests.

          3.4          Regulatory Allocations. Notwithstanding the provisions of Paragraph 3.3 of this Exhibit C to the contrary, the following special allocations shall be given effect for purposes of maintaining the Members' respective Capital Accounts:

EXHIBIT C

                         (a)          If either Member unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), which result in a deficit Capital Account balance, items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Member as quickly as possible. For the purposes of this Paragraph 3.4(a), each Member's Capital Account balance shall be increased by the sum of (i) the amount such Member is obligated to restore pursuant to any provision of the Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the respective penultimate sentences of Treas. Reg. Section Section 1.704-2(g) (1) and 1.704-2(i) (5).

                         (b)          If there is a net decrease in partnership minimum gain for a taxable year of the Company, each Member shall be allocated items of income and gain for that year equal to that Member's share of the net decrease in partnership minimum gain, all in accordance with Treas. Reg. Section 1.704-2(f). If during a taxable year of the Company there is a net decrease in partner nonrecourse debt minimum gain, any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of the taxable year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that partner's share of the net decrease in partner nonrecourse debt minimum gain, all in accordance with Treas. Reg. Section 1.704-2(i) (4). Pursuant to Treas. Reg. Section 1.704-2(i)(1), deductions attributable to "partner nonrecourse liability" shall be allocated to the Member that bears or is treated as bearing the economic risk of loss for such liability.

                         (c)          If the allocation of deductions to either Member would cause such Member to have a deficit Capital Account balance at the end of any taxable year of the Company (after all other allocations provided for in this Article III have been made and after giving effect to the adjustments described in Subparagraph 3.4(a) of this Exhibit C), such deductions shall instead be allocated to the other Member.

          3.5          Curative Allocations. The allocations set forth in Paragraph 3.4 above (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. The Members intend that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Paragraph 3.5. Therefore, notwithstanding any other provisions of this Article III (other than those pertaining to Regulatory Allocations), the Manager shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to Paragraph 3.3 of this Exhibit C without regard to Paragraph 3.4 of this Exhibit C.

          3.6          Tax Allocations. Except as otherwise provided in this Paragraph 3.6, items of taxable income, deduction, gain and loss shall be allocated in the same manner as the corresponding item is allocated for book purposes under Paragraphs 3.3, 3.4 and 3.5 of this Exhibit C of the corresponding item determined for Capital Account purposes.

EXHIBIT C

                         (a)          Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Members in the same proportions as the recaptured deductions were originally allocated or claimed.

                         (b)          To the extent required by Section 704(c) of the Code, income, gain, loss and deduction with respect to property contributed to the Company by a Member shall be shared among both Members so as to take account of the variation between the Company's basis for such property and the fair market value of such property at the time of contribution. The Members intend that Section 704(c) shall effect no allocations of tax items that are different from the allocations under Paragraphs 3.3, 3.4 and 3.5 of this Exhibit C of the corresponding items for Capital Account purposes; provided, that gain or loss on the sale of such property shall be allocated to the contributing Member to the extent of built-in gain or loss, respectively, as determined under Treas. Reg. Section 1.704-3(a). However, to the extent that allocations of other tax items are required pursuant to Section 704(c) of the Code to be made other than in accordance with the allocations under said Paragraphs 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes, Section 704(c) shall be applied in accordance with the method available under Treas. Reg. Section 1.704-3 which most closely approximates the allocations set forth in said Paragraphs 3.3, 3.4 and 3.5.

                         (c)          Depletion deductions with respect to such contributed property shall be determined without regard to any portion of the property's basis that is attributable to precontribution expenditures by Neutron Energy, Inc. that were capitalized under Code Sections 616(b), 59(e) and 291(b). Deductions attributable to precontribution expenditures by Neutron Energy, Inc. shall be calculated under such Code sections as if Neutron Energy, Inc. continued to own the depletable property to which such deductions are attributable, and such deductions shall be reported by the Company and allocated solely to Neutron Energy, Inc.

                         (d)          The Members understand the allocations of tax items set forth in this Paragraph 3.6, and agree to report consistently with such allocations for federal and state tax purposes.

Article IV
CAPITAL ACCOUNTS; LIQUIDATION

          4.1          Capital Accounts.

                         (a)          A separate Capital Account shall be established and maintained by the TMP for each Member. Such Capital Account shall be increased by (i) the amount of money contributed by the Member to the Company; (ii) the fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752); and (iii) allocations to the Member under Paragraphs 3.3, 3.4 and 3.5 of this Exhibit C of Company income and gain (or items thereof), including income and gain exempt from tax; and shall be decreased by (iv) the amount of money distributed to the Member by the Company; (v) the fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property and that the Member is considered to assume or take subject to under Code Section 752); (vi) allocations to the Member under said Paragraphs 3.3, 3.4 and 3.5 of expenditures of the Company not deductible in computing its taxable income and not properly chargeable to a Capital Account; and (vii) allocations of Company losses and deductions (or items thereof), excluding items described in (vi) above and percentage depletion to the extent it exceeds the adjusted tax basis of the depletable property to which it is attributable.

EXHIBIT C

                         (b)          In the event that the Capital Accounts of the Members are computed with reference to the book value of any Asset which differs from the adjusted tax basis of such Asset, then the Capital Accounts shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such Asset in accordance with Treas. Reg. Section 1.704-1(b) (2) (iv) (g).

                         (c)          In the event any interest in the Company is transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except as provided in Treas. Reg. Section 1.704-1(b)(2)(iv)(1).

                         (d)          In the event property other than money, is distributed to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there was a taxable disposition of such property for the fair market value of such property (taking Section 7701(g) of the Code into account) on the date of distribution. For this purpose the fair market value of the property shall be determined as set forth in Paragraph 4.2(a) of this Exhibit C.

                         (e)          In the event the Management Committee designates a Supplemental Business Arrangement area within the Area of Interest as described in Section 10.13 of the LLC Operating Agreement, the Management Committee shall appropriately segregate Capital Accounts to reflect that designation and shall make such other written modifications to the Agreement as are appropriate to reflect the manner of administering Capital Accounts in accordance with the terms of this Exhibit C.

                         (f)          The foregoing provisions, and the other provisions of the Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deduction and credit, are intended to comply with Treas. Reg. Sec. 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulation. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulation, the Management Committee may make such modification, provided that it is not likely to have a material effect on the amount distributable to either Member upon liquidation of the Company pursuant to Paragraph 4.2 of this Exhibit C.

                         (g)          If the Members so agree, upon the occurrence of an event described in Treas. Reg. Section 1.704-1(b)(2)(iv)(e), the Capital Accounts shall be restated in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized income, gain, loss or deduction inherent in the assets of the Company (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there were a taxable disposition of such assets for their respective fair market values, as determined in accordance with Subparagraph 4.2(a) of this Exhibit C. For purposes of Paragraph 3.3 of this Exhibit C, a Member shall be treated as having contributed the portion of the book value of any property that is credited to such Member's Capital Account pursuant to the preceding sentence. Following a revaluation pursuant to this Subparagraph 4.1(g), the Members' respective shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued pursuant to this Subparagraph 4.1(g) shall be determined in accordance with the principles of Code Section 704(c), as applied pursuant to the final sentence of Subparagraph 3.6(b) of this Exhibit C.

EXHIBIT C

          4.2          Liquidation. In the event the Company is dissolved pursuant to Section 14.1 of the LLC Operating Agreement then, notwithstanding any other provision of the Agreement to the contrary, the following steps shall be taken (after taking into account any transfers of Capital Accounts pursuant to Sections 4.4(a) and 14.2 of the LLC Operating Agreement):

                         (a)          The Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would be realized by the Company and allocated to the Members pursuant to the provisions of Article III of this Exhibit C if the Assets had been sold at their fair market value at the time of liquidation. Such fair market value of the Assets shall be determined by agreement of the Members; provided, however, that in the event that the Members fail to agree on such fair market value of any Asset, its fair market value shall be determined by a nationally recognized independent engineering firm or other qualified independent party approved by both Members.

                         (b)          After making the foregoing adjustments and/or contributions, all remaining Assets shall be distributed to the Members in accordance with the balances in their respective Capital Accounts (after taking into account all allocations under Article III of this Exhibit C, including Subparagraph 3.3(g)). Unless otherwise expressly agreed by both Members, each Member shall receive an undivided interest in each and every Asset determined by the ratio of the amount in each Member's Capital Account to the total of both of Members' Capital Accounts. Assets distributed to the Members shall be deemed to have a fair market value equal to the value assigned to them pursuant to Subparagraph 4.2(a) above.

                         (c)          All distributions to Members in respect of their Capital Accounts shall be made in accordance with the time requirements of Treas. Reg. Section Section 1.704-1(b) (2) (ii) (b) (2) and (3).

          4.3          Deemed Terminations. Notwithstanding the provisions of Paragraph 4.2 above, if the "liquidation" of the Company results from a deemed termination under Section 708(b)(1)(B) of the Code, then (i) Paragraphs 4.2(a) and (b) above shall not apply, (ii) the Company shall be deemed to have contributed its assets to a new partnership in exchange for an interest therein, and immediately thereafter, distributing interests therein to the purchasing party and the non-transferring Members in proportion to their respective interests in the Company in liquidation thereof, (iii) the new partnership shall continue pursuant to the terms of the Agreement, including but not limited to this Exhibit.

EXHIBIT C

Article V
SALE OR ASSIGNMENT

          If a Member makes a sale or assignment of its Ownership Interest under the Agreement, and such sale or assignment causes a termination under Section 708(b) (1) (B) of the Code, the terminating Member shall indemnify the non-terminating Member and save it harmless on an after-tax basis for any increase in taxes to the non-terminating Member caused by such termination.

EXHIBIT C

EXHIBIT D

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LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

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CIBOLA RESOURCES LLC

DEFINITIONS

          "Affiliate" means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Member.

          "Agreement" means the LLC Operating Agreement and the LLC Members' Agreement of even date herewith by and between NEI and UEC, including all amendments and modifications thereto, and all Schedules and Exhibits, all of which are incorporated by this reference.

          "Approved Alternative" means a Development and Mining alternative selected by the Management Committee from various Development and Mining alternatives analyzed in the Pre-Feasibility Studies.

          "Area of Interest" means the area described in Paragraph 1.3 of Exhibit A.

          "Assets" means the Properties, Products, Business Information and all other real and personal property, tangible and intangible, including but not limited to existing and after-acquired properties and all contract rights held for the benefit of the Members.

          "Budget" means a detailed estimate of all costs to be incurred and a schedule of cash advances to be made by the Members with respect to a Program.

          "Business" means the business of the Company in furtherance of the purposes set forth in Section 2.3 of the LLC Operating Agreement and in accordance with such Agreement.

          "Business Account" means the account maintained by the Manager for the Business in accordance with Exhibit B.

          "Business Information" means the terms of the Agreement and any other agreement relating to the Business, the Existing Data, and all information, data, knowledge and know-how, in whatever form and however communicated (including but not limited to Confidential Information), developed, conceived, originated or obtained by either Member in performing its obligations under the Agreement. The term "Business Information" shall not include any improvements, enhancements, refinements or incremental additions to Member Information that are developed, conceived, originated or obtained by a Member in performing its obligations under this Agreement.

EXHIBIT D

          "Capital Account" means the account maintained for each Member in accordance with Exhibit C.

          "Company" means Cibola Resources LLC, a Delaware limited liability company formed in accordance with, and governed by, the Agreement.

          "Confidential Information" means all information, data, knowledge and know-how (including but not limited to formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to or readily ascertainable by third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and includes but is not limited to all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of a Member.

          "Continuing Obligations" mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization and Environmental Compliance.

          "Control" used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) legal or beneficial ownership of voting securities or membership interests, (ii) the right to appoint managers, directors or corporate management, (iii) contract, (iv) operating or other agreement, (v) voting trust, or otherwise. "Control," when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise. "Control" used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

          "Cover Payment" shall have the meaning as set forth in Section 11.4 of the LLC Operating Agreement.

          "Development" means all preparation (other than Exploration) for the removal and recovery of Products, including but not limited to construction and installation of a mine, a mill or any other improvements to be used for Mining, handling, milling, processing or other beneficiation of Products, and all related Environmental Compliance.

          "Effective Date" means the date set forth in the preamble to the Agreement.

          "Encumbrance" or "Encumbrances" means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalty and overriding royalty interests, other payments out of production, and other burdens of any nature.

EXHIBIT D

          "Environmental Compliance" means actions performed during or after Operations to comply with the requirements of Environmental Laws or contractual commitments related to reclamation of the Properties.

          "Environmental Compliance Fund" means the fund established pursuant to Paragraph 2.14 of Exhibit B.

          "Environmental Laws" means Laws relating to reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including but not limited to endangered species; protection of the public from environmental hazards; protection of cultural or historic resources; management, storage or control of toxic and hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances into the environment, including but not limited to ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

          "Environmental Liabilities" means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including but not limited to attorneys' fees and costs, experts' fees and costs and consultants' fees and costs) of any kind or nature whatsoever that are asserted against the Company or a Member by any person or entity other than the other Member, alleging liability, including but not limited to liability for studies; and of the following costs: testing or investigatory, cleanup, response, removal, remediation, containment. Restoration, corrective action, closure, or reclamation; natural resource damage; property damage; business losses; personal injuries; and penalties and fines arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties, (ii) physical disturbance of the environment, or (iii) the violation or alleged violation of any Environmental Laws.

          "Equity Account" means the account maintained for each Member by the Manager in accordance with Section 9.2(m) of the LLC Operating Agreement.

          "Existing Data" means any maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information developed in operations on the Properties prior to the Effective Date.

          "Expansion" or "Modification" means a material change in (i) mining or production capacity, (ii) the recovery process, or (iii) waste or tailings disposal methods. A change shall be deemed "material" if it is anticipated to cost more than 15% of original capital costs attributable to the Development of the mining or production capacity, recovery process or waste or tailings disposal facility to be expanded or modified.

EXHIBIT D

          "Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of ores and minerals, including but not limited to additional drilling after discovery of potentially commercial mineralization, and including related Environmental Compliance.

          "Feasibility Contractors" means one or more engineering firms approved by the Management Committee to prepare or audit any Pre-Feasibility Study or Feasibility Study.

          "Feasibility Study" means a report to be prepared following selection by the Management Committee of one or more Approved Alternatives. The Feasibility Study shall include a review of information presented in any Pre-Feasibility Studies concerning the Approved Alternative(s). The Feasibility Study shall be in a form and of a scope generally acceptable to reputable financial institutions that provide financing to the mining industry.

          "Initial Capital Contribution" means the contribution each Member has made pursuant to Section 3.1 of the LLC Operating Agreement.

          "Law" or "Laws" means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, guidance, judgments, decrees, and other governmental rules and restrictions, including but not limited to permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

          "Management Committee" means the committee established under Article VIII of the LLC Operating Agreement.

          "Manager" means the Member, or any successor Manager, appointed under Article IX of the LLC Operating Agreement.

          "Member" means NEI, UEC, any permitted successor or assign of NEI or UEC, and any other person duly admitted as a Member of the Company.

          "Member Information" means all information, data, knowledge and know-how, in whatever form and however communicated (including but not limited to Confidential Information but excluding Existing Data), which, as shown by written records or otherwise, was developed, conceived, originated or obtained by a Member (a) prior to entering into the Agreement or (b) independent of its performance under the terms of the Agreement.

          "Mining" means the mining, extracting, producing, beneficiating, handling, milling or other processing of Products by any methods now known or hereafter developed, including but not limited to in-situ leaching.

          "Modification" or "Expansion." See the definition of "Expansion" or "Modification" in this Exhibit D.

          "Net Proceeds" means certain amounts calculated as provided in Exhibit E, which may be payable to a Member pursuant to the Agreement.

EXHIBIT D

          "Operations" means the activities carried out by the Company under the Agreement.

          "Ownership Interest" means the percentage representing the ownership interest of a Member in the Company and all other rights and obligations arising under the Agreement, as such interest may from time to time be adjusted hereunder. Ownership Interests shall be calculated to three decimal places and rounded to two decimal places as follows: Decimals of .005 or more shall be rounded up (e.g., 1.519% rounded to 1.52%); decimals of less than .005 shall be rounded down (e.g., 1.514% rounded to 1.51%). The initial Ownership Interests of the Members are set forth in Section 4.1 of the LLC Operating Agreement.

          "Payout" means the date on which the Equity Account balance of all Members is zero or a negative number (regardless of whether the Equity Account balance of any Member subsequently becomes a positive number). If any Member's Equity Account balance becomes zero or a negative number before all other Member's Equity Account balances become zero or a negative number, "Payout" shall not occur until the date that all Member's Equity Account balances become zero or a negative number.

          "Pre-Feasibility Study" and "Pre-Feasibility Studies" mean one or more studies prepared to analyze whether economically viable Mining Operations may be conducted on the Properties, as described in Sections 10.7 and 10.8 of the LLC Operating Agreement.

          "Prime Rate" means the interest rate quoted and published as "Prime," as published in The Wall Street Journal under the heading "Money Rate," as that rate may change from time to time.

          "Products" means all ores, minerals and mineral resources produced from the Properties.

          "Program" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a period determined by the Management Committee.

          "Program Period" means the time period covered by an adopted Program and Budget.

          "Project Financing" means any financing approved by the Management Committee and obtained by the Members or the Company for the purpose of placing a mineral deposit situated on the Properties into commercial production, but shall not include any such financing obtained individually by either Member to finance payment or performance of its obligations under the Agreement.

          "Properties" means those interests in real property described in Paragraph 1.1 of Exhibit A and all other interests in real property within the Area of Interest that are acquired and held subject to the Agreement.

          "Recalculated Ownership Interest" means the reduced Ownership Interest of a Member as recalculated under Sections 10.5, 10.6 or 11.5 of the Agreement.

          "Reduced Member" means a Member whose Ownership Interest is reduced under Section 10.5, 10.6 or 11.5 of the LLC Operating Agreement.

EXHIBIT D

          "Transfer" means, when used as a verb, to sell, grant, assign or create an Encumbrance, pledge or otherwise convey or dispose of, to commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party (except as permitted under Section 9.2(j) and Section 9.6 of the LLC Operating Agreement), either directly or indirectly. When used as a noun, "Transfer" means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition or arrangement.

EXHIBIT D

EXHIBIT E

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LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

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CIBOLA RESOURCES LLC

NET PROCEEDS CALCULATION

          1.1          Income and Expenses. Net Proceeds shall be calculated by deducting from Gross Revenue (as defined below) realized (or deemed to be realized) such costs and expenses attributable to Exploration, Development, Mining, marketing of Products, and other Operations as would be deductible under generally accepted accounting principles and practices consistently applied, including but not limited to:

                         (a)          All costs and expenses of replacing, expanding, modifying, altering or changing from time to time the Mining facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use.

                         (b)          Ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining the Properties, including but not limited to all state mining taxes, sales taxes, severance taxes, resources taxes, processor's taxes, license fees and governmental levies of a similar nature.

                         (c)          An Administrative Charge in accordance with Paragraph 2.13 of Exhibit B.

                         (d)          All expenses incurred in connection with relative to the sale of Products, including but not limited to an allowance for commissions at rates which are normal and customary in the industry.

                         (e)          All amounts payable to the remaining Member during Mining pursuant to any applicable operating or similar agreement.

                         (f)          The actual cost of investment under the Agreement but prior to beginning of Mining, which shall include all expenditures for Exploration and Development of the Properties incurred by the remaining Member both prior and subsequent to the other Member acquiring a Net Proceeds interest.

EXHIBIT E

                         (g)          Interest on monies borrowed or advanced for costs and expenses, but in no event in excess of the maximum permitted by Law.

                         (h)          An allowance for a reasonable amount of working capital and inventory.

                         (i)          Costs of funding the Environmental Compliance Fund as provided in Paragraph 2.14 of Exhibit B.

                         (j)          Actual costs of Operations.

                         (k)          Cash payments pursuant to letter agreements and to leases, advance royalties, recoverable reserve payments, production royalties and payments of purchase prices.

          For purposes of this Exhibit E, the term "Gross Revenue" shall mean the sum of (i) gross receipts from sale of Products, less any charges for sampling, assaying or penalties; (ii) gross receipts from the sale or other disposition of Assets; (iii) insurance proceeds; (iv) compensation for expropriation of Assets; and (v) judgment proceeds. Gross receipts for sale of Products shall be the actual sale price received by the Company.

          The members intend that the remaining Member shall recoup from Gross Revenue all of its on-going contributions for Exploration, Development, Mining, Expansion and Modification and marketing Products before any Net Proceeds are distributed to any person holding a Net Proceeds interest. No deduction shall be made for income taxes, depreciation, amortization or depletion. If in any year after the beginning of Mining an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Proceeds for subsequent periods. If Products are processed by the remaining Member, or are sold to an Affiliate of the remaining Member, then for purposes of calculating Net Proceeds, such Products shall be deemed conclusively to have been sold at a price equal to fair market value to arm's length purchaser F.O.B. the point of sale for such Products, and Net Proceeds relative thereto shall be calculated without reference to any profits or losses attributable to further processing.

          1.2          Payment of Net Proceeds. Payments of Net Proceeds shall commence in the calendar quarter following the calendar quarter in which Net Proceeds are first realized and shall be subject to adjustment, if required, at the end of each calendar year. The recipient of Net Proceeds payments shall have the right to audit such payments following receipt of each payment by giving notice to the remaining Member and by conducting such audit in accordance with Section 11.6 of the LLC Operating Agreement. Costs of such an audit shall be borne by the recipient of Net Proceeds requesting the audit.

          1.3          Definitions. All capitalized words and terms used herein have the same meaning as in the Agreement.

EXHIBIT E

EXHIBIT F

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LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

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CIBOLA RESOURCES LLC

INSURANCE

          The Manager shall, at all times while conducting Operations, and subject always to Section 8.12 of the LLC Members' Agreement and Section 9.2(k) of the LLC Operating Agreement, comply fully with the applicable workers' compensation laws and the insurance provisions of the Mining Lease and purchase, or otherwise provide protection for the Company comparable to that provided under standard form insurance policies for the following risk categories: (i) comprehensive public liability and property damage with combined limits of not less than Five Million Dollars ($5,000,000) for bodily injury and property damage; (ii) automobile insurance with combined limits in such amount as is normal and customary in the mining industry for such similar operations; and (iii) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in such similar operations. Each insurance policy shall name each Member as an additional insured. A Member may self-insure or purchase for its own account such additional insurance as it deems appropriate.

EXHIBIT F

EXHIBIT G

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LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

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CIBOLA RESOURCES LLC

INITIAL PROGRAM AND BUDGET

[To be prepared and adopted pursuant to Section 10.1 of the Limited Liability Company Operating Agreement]

EXHIBIT G

EXHIBIT H

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LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

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CIBOLA RESOURCES LLC

PREEMPTIVE RIGHTS

                    1.1          Preemptive Rights. If either Member intends to Transfer all or any part of its Ownership Interest, or an Affiliate of either Member intends to Transfer Control of such Member ("Transferring Entity"), such Member shall promptly give written notice of such intent to the other Member. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer and shall be accompanied by a copy of any pertinent offer or contract for sale. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency). The other Member shall have ninety (90) days from the date such notice is delivered to it to notify the Transferring Entity (and the Member if its Affiliate is the Transferring Entity) whether it elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as set forth in the notice. If it does so elect, the acquisition by the other Member shall be consummated promptly after notice of such election is delivered.

                    (a)          If the other Member fails to so elect within the period provided for above, the Transferring Entity shall have sixty (60) days following the expiration of such period to consummate the Transfer at a price and on terms no less favorable to the Transferring Entity than those described by the Transferring Entity to the other Member in the aforementioned notice.

                    (b)          If the Transferring Entity fails to consummate the Transfer within the period provided for above, the preemptive right of the other Member shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Exhibit H.

                    1.2          Exceptions to Preemptive Right. Paragraph 1.1 above shall not apply to the following:

                    (a)          Transfer by a Member of all or any part of its Ownership Interest to an Affiliate;

EXHIBIT H

                    (b)          Incorporation, corporate consolidation or reorganization of a Member or any similar transaction, by which the surviving entity shall possess substantially all of the stock and/or all of the property rights and interests and be subject to substantially all of the liabilities and obligations of that Member;

                    (c)          Corporate merger or amalgamation involving a Member, by which the surviving entity or amalgamated company shall possess substantially all of the stock and/or all of the property rights and interests and be subject to substantially all of the liabilities and obligations of that Member; provided, however, that the value of the merging or amalgamating Member's interest in the Company, evidenced by its Capital Account balance (as described in Exhibit C), does not exceed twenty five percent (25%) of the Net Worth (as defined below in this Exhibit) of the surviving entity or amalgamated company;

                    (d)          The transfer of Control of a Member by an Affiliate to such Member or to another Affiliate;

                    (e)          Subject to Subsection 7.2(g) of the Agreement, the grant by a Member of a security interest in its Ownership Interest by Encumbrance;

                    (f)           The creation by any Affiliate of a Member of an Encumbrance affecting its Control of such Member; or

                    (g)          A transfer by an Affiliate of a Member of Control of such Member to a third party, provided the value of such Member's Capital Account balance does not exceed twenty five percent (25%) of the Net Worth of the transferring Affiliate, or does not exceed twenty five percent (25%) of the Net Worth of Transferee.

          For purposes of this Exhibit H, the term "Net Worth" shall mean the remainder after total liabilities are deducted from total assets. In the case of a corporation, Net Worth includes but is not limited to capital stock and surplus. In the case of a limited liability company, Net Worth includes but is not limited to member contributions. In the case of a partnership or sole proprietorship, Net Worth includes but it not limited to the original investment plus accumulated and re-invested profits.

EXHIBIT H

EXHIBIT I

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LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

of

CIBOLA RESOURCES LLC

ASSIGNMENT OF MINING LEASE AND AGREEMENT

          ASSIGNMENT, dated _____________, 2007, between Neutron Energy, Inc., a Wyoming corporation authorized to transact business in New Mexico, whose address is 5320 N. 16th Street, Suite 114, Phoenix, Arizona 85016-3421, ASSIGNOR, and Cibola Resources LLC, a Delaware limited liability company ("Cibola Resources") authorized to transact business in New Mexico, whose address is 5320 N. 16th Street, Suite 114, Phoenix, Arizona 85016-3421, ASSIGNEE.

          RECITALS:

          I.          ASSIGNOR has heretofore entered into and is now the holder of a Mining Lease and Agreement (the "Mining Lease"), effective as of April 6, 2007 wherein La Merced del Pueblo de Cebolleta, a political subdivision of the State of New Mexico, is named as "Lessor" and ASSIGNOR is named as "Lessee."

          II.        On April __, 2007, ASSIGNOR entered into an LLC Operating Agreement and an LLC Members' Agreement with Uranium Energy Corporation providing, among other things, for the formation and operation of Cibola Resources and that Cibola Resources would hold and conduct operations under the Mining Lease WHEREFORE, in consideration of and pursuant to the LLC Members' Agreement and the LLC Operating Agreement:

EXHIBIT I

          1.          ASSIGNOR, for good and valuable consideration, the receipt of which is hereby acknowledged, does hereby sell, assign, transfer and set over to ASSIGNEE, its successors and assigns, all of its rights, titles and interests in, to and under the Mining Lease.

          2.          ASSIGNEE, for good and valuable consideration, the receipt of which is hereby acknowledged, does hereby accept, assume and agree to perform all covenants and obligations of Lessee under the Mining Lease.

          IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date and year first above written.

NEUTRON ENERGY, INC.

By __________________________________
          Its _____________________________

CIBOLA RESOURCES LLC

By __________________________________
          Its _____________________________

STATE OF NEW MEXICO COUNTY OF CIBOLA	) ) )	ss.

          The foregoing instrument was acknowledged before me this ____ day of _________, 2007, by ________________________, the _____________________, of Neutron Energy, Inc., a Wyoming corporation, on behalf of said corporation.

______________________________________
          Notary Public

My commission expires:
____________________

EXHIBIT I

STATE OF NEW MEXICO COUNTY OF CIBOLA	) ) )	ss.

          The foregoing instrument was acknowledged before me this ______ day of 2007, by ________________________, the _______________________ of Cibola Resources LLC, a Delaware limited liability company, on behalf of said limited liability company.

______________________________________
          Notary Public

My commission expires:
____________________

EXHIBIT I